Exhibit 10.1

PURCHASE AND ASSUMPTION AGREEMENT

dated as of

July 13, 2011

by and among

LEGACY BANKS,

NBT BANK, NA,

and

BERKSHIRE HILLS BANCORP, INC.,

solely with respect to Section 7.10

TABLE OF CONTENTS

Page

ARTICLE 1

CERTAIN DEFINITIONS

1.1	Certain Definitions	1
1.2	Accounting Terms	10
1.3	Interpretation	10

ARTICLE 2

THE P&A TRANSACTION

2.1	Purchase and Sale of Assets	10
2.2	Assumption of Liabilities	11
2.3	Purchase Price	13
2.4	Assumption of IRA and Keogh Account Deposits	13
2.5	Sale and Transfer of Servicing	14

ARTICLE 3

CLOSING PROCEDURES; ADJUSTMENTS

3.1	Closing	14
3.2	Payment at Closing	14
3.3	Adjustment of Purchase Price	14
3.4	Proration; Other Closing Date Adjustments	15
3.5	Seller Deliveries	15
3.6	Purchaser Deliveries	16
3.7	Delivery of the Loan Documents	17
3.8	Collateral Assignments and Filing	17
3.9	Owned Real Property Filings	17
3.10	Allocation of Purchase Price	17

ARTICLE 4

TRANSITIONAL MATTERS

4.1	Transitional Arrangements	18
4.2	Customers	19
4.3	Direct Deposits	20
4.4	Direct Debits	21
4.5	Escheat Deposits	21
4.6	Access to Records	21
4.7	Interest Reporting and Withholding	21
4.8	Negotiable Instruments	22
4.9	ATM/Debit Cards; POS Cards	22

Page

4.10	Data Processing Conversion for the Branches and Handling of Certain Items	23
4.11	Employee Training	24
4.12	Affinity Programs	24

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

5.1	Corporate Organization and Authority	25
5.2	No Conflicts	25
5.3	Approvals and Consents	25
5.4	Leases	25
5.5	Undisclosed Liabilities	26
5.6	Regulatory Matters	26
5.7	Compliance with Laws	26
5.8	Loans and Reimbursement Obligations	26
5.9	Records	27
5.10	Title to Assets	27
5.11	Deposits	27
5.12	Environmental Laws; Hazardous Substances	27
5.13	Brokers’ Fees	28
5.14	Owned Real Property	28
5.15	Limitations on Representations and Warranties	28

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.1	Corporate Organization and Authority	30
6.2	No Conflicts	30
6.3	Approvals and Consents	30
6.4	Regulatory Matters	30
6.5	Litigation and Undisclosed Liabilities	31
6.6	Operation of the Branches	31
6.7	Financing to be Available	31
6.8	Brokers’ Fees	31
6.9	Limitations on Representations and Warranties	31

ARTICLE 7

COVENANTS OF THE PARTIES

7.1	Activity in the Ordinary Course	32
7.2	Access and Confidentiality	33
7.3	Regulatory Approvals	35
7.4	Consents	35
7.5	Efforts to Consummate; Further Assurances	36

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Page

7.6	Solicitation of Accounts	36
7.7	Insurance	37
7.8	Servicing Prior to Closing Date	37
7.9	Change of Name, Etc	37
7.10	Right of First Refusal	38

ARTICLE 8

TAXES AND EMPLOYEE BENEFITS

8.1	Tax Representations	39
8.2	Proration of Taxes	39
8.3	Sales and Transfer Taxes	39
8.4	Information Returns	39
8.5	Payment of Amount Due under Article 8	39
8.6	Assistance and Cooperation	39
8.7	Transferred Employees	40

ARTICLE 9

CONDITIONS TO CLOSING

9.1	Conditions to Obligations of Purchaser	43
9.2	Conditions to Obligations of Seller	43

ARTICLE 10

TERMINATION

10.1	Termination	44
10.2	Effect of Termination	45

ARTICLE 11

INDEMNIFICATION

11.1	Indemnification	45
11.2	Exclusivity	48
11.3	AS-IS Sale; Waiver of Warranties	48

ARTICLE 12

MISCELLANEOUS

12.1	Survival	48
12.2	Assignment	49
12.3	Binding Effect	49
12.4	Public Notice	49

iv

Page

12.5	Notices	49
12.6	Expenses	50
12.7	Governing Law	50
12.8	Waiver of Jury Trial	50
12.9	Entire Agreement; Amendment	50
12.10	Third Party Beneficiaries	51
12.11	Counterparts	51
12.12	Headings	51
12.13	Severability	51
12.14	Specific Performance	51

v

List of Schedules

Schedule 1.1(a)	Appraised Value of Owned Real Properties

Schedule 1.1(b)	Branches/Real Properties

Schedule 1.1(c)	Seller’s Knowledge

Schedule 1.1(d)	Branch Employees

Schedule 1.1(e)	Excluded Loans

Schedule 2.2(c)	Letters of Credit

Schedule 2.4(c)	Excluded IRA/Keogh Account Deposits

Schedule 3.5(a)	Form of Deed

Schedule 3.5(b)	Form of Bill of Sale

Schedule 3.5(c)	Form of Assignment and Assumption Agreement

Schedule 3.5(d)	Form of Assignment of Lease and Assumption Agreement

Schedule 3.5(e)	Form of Certificate of Officer

Schedule 3.6(d)	Form of Certificate of Officer

Schedule 4.1(d)	Technical Personnel Consultation Rates

Schedule 4.10	Schedule of Processing Fees

Schedule 7.4(b)-1	Estoppel Certificate – Branch Lease

Schedule 7.4(b)-2	Estoppel Certificate – Tenant Lease

Schedule 7.4(c)	Form of Non Disturbance Agreement

This PURCHASE AND ASSUMPTION AGREEMENT, dated as of July __, 2011 (this “Agreement”), by and among Legacy Banks (“Seller”), NBT Bank, NA (“Purchaser”), and Berkshire Hills Bancorp, Inc., a Delaware corporation (“Berkshire”), solely with respect to Section 7.10.

RECITALS

A.           Seller.  Seller is a Massachusetts chartered savings bank, organized under the laws of the Commonwealth of Massachusetts, with its principal office located in Pittsfield, Massachusetts.

B.           Purchaser.  Purchaser is a national bank, organized under the laws of the United States of America with its principal office located in Norwich, New York.

C.           The Merger.  On December 21, 2010, Legacy Bancorp, Inc., (“Legacy”), a Delaware corporation entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Berkshire, whereby Legacy will be merged with and into Berkshire (the “Merger”).  In addition, following the Merger, Legacy’s subsidiary bank, Seller is expected to be merged with and into Berkshire’s subsidiary bank, Berkshire Bank, a Massachusetts savings bank (the “Subsidiary Merger”).  The Merger and Subsidiary Merger are anticipated to be completed shortly following the execution of this Agreement (as defined below).  The effective time of the Merger is referred to as the “Merger Effective Time.”

As a condition to the consummation of the Merger, Seller desires to transfer to Purchaser, and Purchaser desires to acquire from Seller, certain banking operations in the Commonwealth of Massachusetts, in accordance with and subject to the terms and conditions of this Agreement.

D.           Continuation of Service.  Purchaser and Seller acknowledge that each intends to continue providing retail and business banking services in the geographic regions served by the Branches (as defined below) to be acquired by Purchaser under this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and obligations set forth herein, the parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1     Certain Definitions.  The terms set forth below are used in this Agreement with the following meanings:

“Accrued Interest” means, as of any date, (a) with respect to a Deposit, interest which is accrued on such Deposit to but excluding such date and not yet posted to the relevant deposit account and (b) with respect to a Loan, interest which is accrued on such Loan to but excluding such date and not yet paid.

“ACH” has the meaning set forth in Section 4.3.

“ACH Direct Deposit Cut-Off Date” has the meaning set forth in Section 4.3.

“Adjusted Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposits, minus (y) the Purchase Price, each as set forth on the Final Closing Statement.  For avoidance of doubt, the Adjusted Payment Amount may be a negative amount.

“Adjustment Date” has the meaning set forth in Section 3.3(a).

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person.  As used in this definition, the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership and individual or group.

“Affinity Programs” means the Legacy Bank Points customer reward programs maintained by Seller for the customers of the Branches or otherwise pertaining to the Deposits.

“Agreement” means this Purchase and Assumption Agreement, including all schedules, exhibits and addenda, each as amended from time to time in accordance with Section 12.9(b).

“Appraised Value of the Owned Real Property” means the appraised value of the Owned Real Property as set forth in Schedule 1.1(a).

“Assets” has the meaning set forth in Section 2.1(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.5(c).

“ATM Lease” means the lease under which Seller maintains an automatic teller machine (“ATM”) and a night depository at the Lee Premium Outlets, 50 Water Street, Lee, Massachusetts, including any modifications, renewals or extensions thereof.

“Backup Letter of Credit” has the meaning set forth in Section 2.2(c).

“Backup Bond Letter of Credit” has the meaning set forth in Section 2.2(c).

“Backup General Letter of Credit” has the meaning set forth in Section 2.2(c).

“Branch Employees” means the employees of Seller or its Affiliates employed at the Branches on the Closing Date including, without limitation, (x) any branch manager, teller or loan officer assigned to the Branches as of the date hereof and (y) those employees who on the Closing Date are on family and medical leave, military leave or personal, short-term or long-term disability or pregnancy leave and who are eligible to return to work under Seller’s policies.  Schedule 1.1(d) contains a complete and accurate list of the employees of Seller or its Affiliates employed at the Branches as of the date hereof who as of the date hereof are on family and medical leave, military leave or personal, short-term or long-term disability or pregnancy leave and who are eligible to return to work under Seller’s policies, and such list shall be updated promptly upon Purchaser’s request from time to time following the date hereof to reflect changes to the foregoing with the final such update to occur no later than ten (10) calendar days prior to the Closing Date.

“Branch Lease Security Deposit” means any security deposit held by the lessor under a Branch Lease.

“Branch Leases” means the leases under which Seller leases land and/or buildings used as or in connection with Branches, including without limitation ground leases.

“Branches” means each of the banking offices of Seller at the locations identified on Schedule 1.1(b) hereto.

“Business Day” means a day on which banks are generally open for business in Pittsfield, Massachusetts, and which is not a Saturday or Sunday.

“Cash on Hand” means, as of any date, all petty cash, vault cash, teller cash, ATM cash, prepaid postage and cash equivalents held at a Branch.

“Closing” and “Closing Date” refer to the closing of the P&A Transaction, which is to be held on such date as provided in Article 3 hereof and which shall be deemed to be effective at 5:00 p.m. Pittsfield time on such date.

“Closure Notice” has the meaning set forth in Section 7.10(a).

“Code” means the Internal Revenue Code of 1986, as amended.

 “Controlling Party” has the meaning set forth in Section 11.1(f).

“Department of Justice” means the United States Department of Justice.

“Deposit(s)” means deposit liabilities with respect to deposit accounts (a) booked by Seller at the Branches and (b) which (i) have been opened by a customer at the Branches, (ii) a customer has requested to be transferred to the Branches, or (iii) are Moved Deposits, as of the close of business on the Closing Date, which constitute “deposits” for purposes of the Federal Deposit Insurance Act, 12 U.S.C. Sec. 1813, including escrow deposit liabilities relating to the Loans, collected and uncollected deposits and Accrued Interest, but excluding (1) any Excluded IRA/Keogh Account Deposits, and (2) any liabilities which, notwithstanding Section 7.4, are not transferable pursuant to applicable law or regulation.

“Draft Allocation Statement” has the meaning set forth in Section 3.10(a).

“Draft Closing Statement” means a draft closing statement, prepared by Seller, as of the close of business of the third (3rd) Business Day preceding the Closing Date setting forth an estimated calculation of both the Purchase Price and the Estimated Payment Amount.

“Encumbrances” means all mortgages, claims, charges, liens, encumbrances, easements, limitations, restrictions, commitments and security interests, Acts of Assembly, ordinances, restrictions, requirements, resolutions, laws or orders of any governmental authority now or hereafter acquiring jurisdiction over the Assets, and all amendments or additions thereto in force as of the date of this Agreement or in force as of the Closing Date, and other matters now of public record relating to the Real Property, except for statutory liens securing Tax and/or other payments not yet due, liens incurred in the ordinary course of business, including without limitation liens in favor of mechanics or materialmen, and any such matters as do not materially and adversely affect the current use of the properties or assets subject thereto or affected thereby or which otherwise do not materially impair the business operations at such properties and except for obligations pursuant to applicable escheat and unclaimed property laws relating to the Escheat Deposits.

“Environmental Law” means any Federal, state, or local law, statute, rule, regulation, code, rule of common law, order, judgment, decree, injunction or agreement with any Federal, state, or local governmental authority, (a) relating to the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances, in each case as amended and now in effect.  Environmental Laws include, without limitation, the Clean Air Act (42 USC Sec.7401 et seq.); the Comprehensive Environmental Response Compensation and Liability Act (42 USC Sec.9601 et seq.); the Resource Conservation and Recovery Act (42 USC Sec.6901 et seq.); the Federal Water Pollution Control Act (33 USC Sec.1251 et seq.); and the Occupational Safety and Health Act (29 USC Sec.651 et seq.).

“Escheat Deposits” means, as of any date, Deposits and safe deposit box contents, in each case held on such date at the Branches which become subject to escheat, in the calendar year in which the Closing occurs, to any governmental authority pursuant to applicable escheat and unclaimed property laws.

“Estimated Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposits, minus (y) the Estimated Purchase Price, each as set forth on the Draft Closing Statement as reasonably agreed upon prior to Closing between Seller and Purchaser.  For avoidance of doubt, the Estimated Payment Amount may be a negative amount.

“Estimated Purchase Price” means the Purchase Price as set forth on the Draft Closing Statement.

“Excluded IRA/Keogh Account Deposits” has the meaning set forth in Section 2.4(c).

“Excluded Taxes” means any Taxes of, or relating to, the Assets, the Liabilities or the operation of the Branches for, or applicable to, the Pre-Closing Tax Period.

“FDIC” means the Federal Deposit Insurance Corporation.

 “Federal Funds Rate” on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a Business Day, the previous Business Day, by federal funds brokers computed and released by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the “Federal Funds Effective Rate” at the date of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FedWire Direct Deposit Cut-off Date” has the meaning set forth in Section 4.3.

“Final Allocation Statement” has the meaning set forth in Section 3.10(a).

“Final Closing Statement” means a final closing statement, prepared by Seller in accordance with the accounting policies used in preparing the Draft Closing Statement, on or before the thirtieth (30th) calendar day following the Closing Date setting forth both the Purchase Price and the Adjusted Payment Amount.

 “GAAP” has the meaning set forth in Section 1.2.

“Hazardous Substance” means any substance, whether liquid, solid or gas (a) listed, identified or designated as hazardous or toxic; (b) which, applying criteria specified in any Environmental Law, is hazardous or toxic; or (c) the use or disposal, or any manner or aspect of management or handling, of which is regulated under Environmental Law.

“Information” has the meaning set forth in Section 7.2(c).

“IRA” means an “individual retirement account” or similar account created by a trust for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 of the Code.

“IRS” means the Internal Revenue Service.

“Item” means (a) checks, drafts, negotiable orders of withdrawal and items of a like kind which are drawn on or deposited and credited to the Deposit accounts, and (b) payments, advances, disbursements, fees, reimbursements and items of a like kind which are debited or credited to the Loans.

“Keogh Account” means an account created by a trust for the benefit of employees (some or all of whom are owner-employees) and that complies with the provisions of Section 401 of the Code.

“Lease Assignment” has the meaning set forth in Section 3.5(d).

“Letter of Credit” means a letter of credit issued by Seller in favor of a customer of the Branches.

“Liabilities” has the meaning set forth in Section 2.2(a).

“Loans” means as of the close of business on the Closing Date, all loans booked at the Branches, including but not limited to residential real estate, commercial real estate, home equity, commercial business, consumer and other loans, but excluding those loans listed on Schedule 1.1(e).    All loans originated subsequent to May 31, 2011 will be done so in the ordinary course of business and in adherence with the Seller’s normal underwriting guidelines.

“Loan Documents” means all documents evidencing or securing a Loan or a Reimbursement Obligation included in Seller’s file or imaging system, including, without limitation, notes, reimbursement agreements, security agreements, deeds of trust, mortgages, loan agreements, including building and loan agreements, guarantees, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

“Loss” means the amount of losses, liabilities, damages and reasonable expenses actually incurred  by the indemnified party or its Affiliates in connection with the matters described in Section 11.1, less the amount of the economic benefit (if any) to the indemnified party or its Affiliates obtained or to be obtained in connection with any such damage, loss, liability or expense (including net Tax benefits obtainable under applicable law, amounts recovered under insurance policies net of deductibles, recovery by setoffs or counterclaims, and other economic benefits).

“Material Adverse Effect” means (a) with respect to Seller, a material adverse effect on (i) the business or direct economic results of operations of the Branches, taken as a whole (excluding any effect to the extent arising out of or resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental agencies or authorities, (C) changes, after the date hereof, in global or national political conditions or in general U.S. or global economic or market conditions affecting banks or their holding companies generally (including changes in interest or exchange rates or in credit availability and liquidity), (D) public disclosure of the transactions contemplated hereby, including the impact thereof on customers, suppliers, licensors and employees, (E) the announcement and/or closing of the Merger or (F) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism not directly involving the Assets, or (ii) the ability of Seller to timely consummate the P&A Transaction as contemplated by this Agreement, and (b) with respect to Purchaser, a material adverse effect on the ability of Purchaser to perform any of its financial or other obligations under this Agreement, including the ability of Purchaser to timely consummate the P&A Transaction as contemplated by this Agreement.

“Memorandum of Understanding” has the meaning set forth in Section 2.2(c).

“Moved Loan” means a loan the borrower of which is a primary accountholder with respect to a Moved Deposit.

“Moved Deposit” means a deposit liability with respect to which the primary accountholder conducts business at each of one or more Branches, on the one hand, and one or more banking offices of Seller which is not a Branch, on the other hand. Following the date hereof, Seller shall not categorize any additional deposit liability as a “Moved Deposit” without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).

“Non-Controlling Party” has the meaning set forth in Section 11.1(f).

“OTS” means the Office of Thrift Supervision.

“Order” has the meaning set forth in Section 9.1(b).

“Owned Branch Premises” has the meaning set forth in Section 7.10(a).

“Owned Real Property” means Real Property where Seller owns both the real property and improvements thereon that are used for Branches.

“P&A Transaction” means the purchase and sale of Assets and the assumption of Liabilities described in Sections 2.1 and 2.2.

“Personal Property” means all of the personal property goods of Seller located in the Branches consisting of the trade fixtures, shelving, furniture, on-premises ATMs (excluding Seller licensed software), equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures (exclusive of signage containing any trade name, trademark or service mark, if any, of Seller  or any of its Affiliates),supplies excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the Branches through the Closing Date and the ATM and night depository maintained by Seller at the Lee Premium Outlets under the ATM Lease; provided, however, that the foregoing shall not include any (i) controller or server of the branch or (ii) personal computers.

“Pittsfield Branch Lease” has the meaning set forth in Section 7.10(b).

“Pittsfield MSA” means the Pittsfield Metropolitan Statistical Area.

“POS” has the meaning set forth in Section 4.9.

“Post-Closing Processing Period” has the meaning set forth in Section 4.2(c).

“Pre-Closing Tax Period” means a taxable period or portion thereof that ends on or prior to the Closing Date; if a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends on and includes the Closing Date shall constitute the Pre-Closing Tax Period.

“Property Taxes” means real, personal, and intangible ad valorem property Taxes.

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchaser Savings Plans” has the meaning set forth in Section 8.7(d).

“Purchaser Taxes” has the meaning set forth in Section 11.1(f).

“Real Property” means the parcels of real property on which the Branches listed on Schedule 1.1(b) are located, including any improvements thereon, which Schedule indicates whether or not such real property is Owned Real Property.

“Records” means (i) as to the Loans, the Loan Documents and (ii) as to other Assets and Liabilities, all records and original documents, or where reasonable, appropriate copies thereof, in Seller’s possession that pertain to and are used by Seller to administer, reflect, monitor, evidence or record information respecting the business or conduct of the Branches (including transaction tickets through the Closing Date and all records for closed accounts located in Branches and excluding any other transaction tickets and records for closed accounts) and all such records and original documents, or where reasonable and appropriate copies thereof, regarding the Assets, or the Deposits, including all such records maintained on electronic or magnetic media in the electronic database system of Seller reasonably accessible by Branch, or to comply with the applicable laws and governmental regulations to which the Deposits are subject, including but not limited to applicable unclaimed property and escheat laws.

“Regulatory Approvals” means the following approvals required to consummate the P&A Transaction: the approval of the OTS, the Federal Reserve Board, the Commonwealth of Massachusetts and the U.S. Department of Justice, as applicable.

“Regulatory Authority” means any federal or state banking, other regulatory, self-regulatory or enforcement authority or any court, administrative agency or commission or other governmental authority or instrumentality.

“Reimbursement Obligations” has the meaning set forth in Section 2.2(c).

“Replacement Letter of Credit” has the meaning set forth in Section 2.2(c).

“Returned Items” has the meaning set forth in Section 4.10(c).

“Safe Deposit Agreements” means the agreements relating to safe deposit boxes located in the Branches.

“Seller Disclosure Schedule” means the disclosure schedule of Seller delivered to Purchaser in connection with the execution and delivery of this Agreement.

“Seller Savings Plans” has the meaning set forth in Section 8.7(d).

“Seller Taxes” has the meaning set forth in Section 11.1(f).

“Seller’s knowledge” or other similar phrases means information that is actually known to the persons set forth on Schedule 1.1(c).

 “Specified Notice of Election” has the meaning set forth in Section 7.10(a).

“Specified Owned Branch Premises” has the meaning set forth in Section 7.10(a).

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Tax Claim” has the meaning set forth in Section 11.1(f).

“Tax Returns” means any report, return, declaration, statement, claim for refund, information return or statement relating to Taxes or other information or document required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all taxes, charges, fees, levies or other like assessments, including income, gross receipts, excise, real and personal and intangible property, sales, use, transfer (including transfer gains taxes), withholding, license, payroll, recording, ad valorem and franchise taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of another person, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof and such term shall include any interest, penalties or additions to tax attributable to such assessments.

“Tenant Leases” means leases, subleases, licenses or other use agreements between Seller and tenants with respect to Real Property, if any.

“Tenant Security Deposit” means any security deposit held by Seller with respect to a Tenant Lease.

 “Transaction Account” means any account at a Branch in respect of which deposits therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, negotiable order of withdrawal accounts and money market deposit accounts.

“Transfer Date” means the Closing Date, except that for Branch Employees on disability leave at the Closing Date, “Transfer Date” means the date of active commencement of such Branch Employee’s employment with Purchaser or one of its Affiliates, as applicable.

“Transfer Taxes” has the meaning set forth in Section 8.3.

“Transferred Employees” has the meaning set forth in Section 8.7(a).

1.2     Accounting Terms.  All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with consistently applied generally accepted accounting principles as in effect from time to time in the United States of America (“GAAP”).

1.3     Interpretation.  All references in this Agreement to Articles or Sections are references to Articles or Sections of this Agreement, unless some other reference is clearly indicated.  The rule of construction against the draftsman shall not be applied in interpreting and construing this Agreement.

ARTICLE 2

THE P&A TRANSACTION

2.1     Purchase and Sale of Assets.  (a)  Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title and interest, as of the Closing Date, in and to the following (collectively, the “Assets”):

(i)	Cash on Hand;

(ii)	the Owned Real Property;

(iii)	the Personal Property;

(iv)	the Loans (together with all Accrued Interest thereon), and servicing rights related thereto pursuant to Section 2.5;

(v)	the Reimbursement Obligations;

(vi)	the Branch Leases, Tenant Leases and ATM Lease;

(vii)	the Branch Lease Security Deposits;

(viii)	the Safe Deposit Agreements; and

(ix)	the Records.

(b)     Purchaser understands and agrees that it is purchasing only the Assets (and assuming only the Liabilities) specified in this Agreement and, except as may be expressly provided for in this Agreement, Purchaser has no interest in or right to any other business relationship which Seller or its Affiliates may have with any customer of the Branches such as a merchant card banking business.  Purchaser understands and acknowledges that no credit card relationships, trust and custody relationships, commercial leases or brokerage or investment management relationships are being sold.  No right to the use of any sign, trade name, trademark or service mark, if any, of Seller, Legacy or any of their respective Affiliates, is being sold.

2.2     Assumption of Liabilities.  (a)  Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall assume, pay, perform and discharge all duties, responsibilities, obligations or liabilities of Seller (whether accrued, contingent or otherwise) to be discharged, performed, satisfied or paid on or after the Closing Date, with respect to the following (collectively, the “Liabilities”):

(i)	the Deposits, including IRA and Keogh Accounts to the extent contemplated by Section 2.4;

(ii)	the Branch Leases, Tenant Leases, ATM Leases, Tenant Security Deposits and the Owned Real Property;

(iii)	the Safe Deposit Agreements;

(iv)	except as set forth in Section 8.7, all liabilities arising out of the employment of the Branch Employees and their dependents and beneficiaries;

(v)	the Loans, and the servicing of the Loans pursuant to Section 2.5;

(vi)	subject to Section 2.2(c), Seller’s obligations with respect to the Letters of Credit; and

(vii)	any liability for (a) Taxes of, or relating to, the Assets, the Liabilities or the business or operation of the Branches, other than Excluded Taxes and (b) Transfer Taxes.

(b)     Notwithstanding anything to the contrary in this Agreement, Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities of Seller, or of any of Seller’s Affiliates, of any kind or nature, known, unknown, contingent or otherwise, other than the Liabilities or as otherwise expressly set forth herein.

(c)     Schedule 2.2(c) contains a list of the Letters of Credit outstanding as of the close of business on June 30, 2011 with such list identifying whether a Letter of Credit relates to a bond issuance.  In recognition that Seller’s obligations under the Letters of Credit are not directly assumable by or assignable to Purchaser, the parties agree that (i) the Letters of Credit shall remain outstanding from and after the Closing in accordance with their respective terms and (ii)(A) for each of the Letters of Credit outstanding as of the close of business on the second (2nd) Business Day prior to the Closing Date set forth on Schedule 2.2(c) (as updated pursuant to the penultimate sentence of this Section 2.2(c)) and identified thereon as relating to a bond issuance, Purchaser shall issue and deliver to Seller at the Closing a backup letter of credit, in form and substance acceptable to Seller (each, a “Backup Bond Letter of Credit”), which Backup Bond Letter of Credit shall (x) permit Seller to draw on such Backup Bond Letter of Credit to the extent any funds are drawn under the applicable Letter of Credit by presenting a sight draft in the amount drawn on Seller under the applicable Letter of Credit plus any fees or charges owing to Seller in respect of such Letter of Credit, and (y) require Purchaser to pay such draw by Seller on the Backup Bond Letter of Credit by remitting to Seller on the same Business Day Seller presents its sight draft (or on the next Business Day if Seller presents its sight draft after 2:00 p.m. Pittsfield time) immediately available funds in the amount of Seller's sight draft and (B) for the other Letters of Credit outstanding as of the close of business on the second (2nd) Business Day prior to the Closing Date set forth on Schedule 2.2(c) (as updated pursuant to the penultimate sentence of this Section 2.2(c)), Purchaser shall issue and deliver to Seller at the Closing a single backup letter of credit, in form and substance acceptable to Seller (the “Backup General Letter of Credit” and together with the Backup Bond Letters of Credit, the “Backup Letters of Credit”), which Backup General Letter of Credit shall (x) permit Seller to draw on the Backup General Letter of Credit to the extent any funds are drawn under any applicable Letter of Credit (other than those identified on Schedule 2.2(c) as relating to a bond issuance) by presenting a sight draft in the amount drawn on Seller under such Letter of Credit plus any fees or charges owing to Seller in respect of such Letter of Credit, and (y) require Purchaser to pay such draw by Seller on the Backup General Letter of Credit by remitting to Seller on the same Business Day Seller presents its sight draft (or on the next Business Day if Seller presents its sight draft after 2:00 p.m. Pittsfield time) immediately available funds in the amount of Seller's sight draft.  From and after the Closing, as promptly as practicable following notice to Purchaser (and in any event within two (2) Business Days of any such notice), Purchaser shall execute and deliver to Seller additional Backup Bond Letters of Credit or amendments to the Backup General Letter of Credit, as applicable, with respect to any Letters of Credit issued between the close of business on the second (2nd) Business Day prior to the Closing Date and the Closing.  On the Closing Date, Seller shall assign its rights under all reimbursement agreements and related documents (including, but not limited to, any collateral documents) with respect to the Letters of Credit (collectively, the “Reimbursement Obligations”) to Purchaser such that Purchaser will be entitled to obtain reimbursement from customers upon any draw on a Backup Letter of Credit to the same extent that Seller is entitled to obtain such reimbursement upon any draw on a Letter of Credit.  From and after the Closing, Seller and Purchaser shall use commercially reasonable efforts to replace the Letters of Credit (other than those identified on Schedule 2.2(c) as relating to a bond issuance) with new letters of credit issued by Purchaser (each, a “Replacement Letter of Credit”).  In the event that any amounts are repaid to Seller by the obligor under any applicable Letter of Credit in respect of amounts remitted to Seller by Purchaser in payment of Seller's draw on the applicable Backup Letter of Credit, Seller shall promptly remit such amounts to Purchaser.  Purchaser acknowledges and agrees that Seller shall have no obligation to renew any commitments under Letters of Credit expiring from and after the date of the Closing Date except to the extent, if any, set forth in the Memorandum of Understanding (as defined below).  Seller will furnish Purchaser on the Business Day prior to the Closing Date with an updated Schedule 2.2(c) containing all Letters of Credit outstanding as of the close of business on the second (2nd) Business Day prior to the Closing Date and identifying those Letters of Credit that relate to a bond issuance.  On the Closing Date, Seller and Purchaser shall execute a memorandum of understanding detailing the procedures to be followed in administering the Backup Letters of Credit and substituting the Replacement Letters of Credit as contemplated by this Section 2.2(c) including the allocation of fees between Seller and Purchaser on an equitable basis reflecting relative credit risk and administrative burdens following the Closing (the “Memorandum of Understanding”).

2.3     Purchase Price.  The purchase price (“Purchase Price”) for the Assets shall be the sum of:

(a)     An amount equal to 6.0% of the average daily balance (including Accrued Interest, net of accrued fees) of the Deposits for the period commencing thirty (30) calendar days prior to and inclusive of the second (2nd) Business Day prior to the Closing Date and ending on the second (2nd) Business Day prior to the Closing Date;

(b)     The aggregate amount of Cash on Hand as of the Closing Date;

(c)     The aggregate net book value of all the Assets, other than Cash on Hand and Owned Real Property, as reflected on the books of Seller as of the close of business of the month-end day most recently preceding the Closing Date;

(d)     Accrued Interest and other fees with respect to the Loans; and

(e)     The net book value of the Owned Real Property.

2.4     Assumption of IRA and Keogh Account Deposits.  (a)  With respect to Deposits in IRAs, Seller will use reasonable efforts and will cooperate with Purchaser in taking any action reasonably necessary to accomplish either the appointment of Purchaser as successor custodian or the delegation to Purchaser (or to an Affiliate of Purchaser) of Seller’s authority and responsibility as custodian of all such IRA deposits (except self-directed IRA deposits), including, but not limited to, sending to the depositors thereof appropriate notices, cooperating with Purchaser (or such Affiliate) in soliciting consents from such depositors, and filing any appropriate applications with applicable Regulatory Authorities.  If any such delegation is made to Purchaser (or such Affiliate), Purchaser (or such Affiliate) will perform all of the duties so delegated and comply with the terms of Seller’s agreement with the depositor of the IRA deposits affected thereby.

(b)     With respect to Deposits in Keogh Accounts, Seller shall use reasonable efforts and cooperate with Purchaser to invite depositors thereof to direct a transfer of each such depositor’s Keogh Account and the related Deposits to Purchaser (or an Affiliate of Purchaser), as trustee thereof, and to adopt Purchaser’s (or such Affiliate’s) form of Keogh Master Plan as a successor to that of Seller.  Purchaser (or such Affiliate) will not be required to assume a Keogh Account unless Purchaser (or such Affiliate) has received the documents reasonably necessary for such assumption at or before the Closing.  With respect to any owner of a Keogh Account who does not adopt Purchaser’s (or such affiliate’s) form of Keogh Master Plan, Seller will use reasonable efforts in order to enable Purchaser (or such Affiliate) to retain such Keogh Accounts at the Branches.

(c)     If, notwithstanding the foregoing, as of the Closing Date, Purchaser shall be unable to retain deposit liabilities in respect of an IRA or Keogh Account, such deposit liabilities, which shall on or prior to the Closing Date be set forth on Schedule 2.4(c), shall be excluded from Deposits for purposes of this Agreement and shall constitute “Excluded IRA/Keogh Account Deposits.”

2.5     Sale and Transfer of Servicing.  The Loans shall be sold on a servicing-released basis (and without limitation, any related escrow deposits shall be transferred to Purchaser).  As of the Closing Date, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Loans after the Closing Date will be assumed by Purchaser.  Seller shall be discharged and indemnified by Purchaser from all liability with respect to servicing of the Loans after the Closing Date and Purchaser shall not assume and shall be discharged and indemnified by Seller from all liability with respect to servicing of the Loans on or prior to the Closing Date.

ARTICLE 3

CLOSING PROCEDURES; ADJUSTMENTS

3.1     Closing.  (a)  The Closing will be held at the offices of Berkshire at 66 West Street, Pittsfield, Massachusetts or such other place as may be agreed to by the parties.

(b)     Subject to the satisfaction or, where legally permitted, the waiver of the conditions set forth in Article 9, the parties anticipate that the Closing Date shall be October 31, 2011, or an earlier mutually agreeable date, or, if the Closing cannot occur on such date, on a date and time as soon thereafter as practicable after receipt of all Regulatory Approvals and the expiration of all related statutory waiting periods, except as otherwise provided in the next sentence of this Section 3.1(b).  Unless the parties agree pursuant to Section 4.10(a) that the conversion of the data processing with respect to the Branches and the Assets and Liabilities will be performed on a date other than the Closing Date, the Closing Date shall be a Friday.

3.2     Payment at Closing.  (a)  At Closing, (i) if the Estimated Payment Amount is a positive amount, Seller shall pay to Purchaser an amount in dollars equal to such positive amount, or (ii) if the Estimated Payment Amount is a negative amount, Purchaser shall pay to Seller an amount in dollars equal to the absolute value of such negative amount.  In addition, Purchaser shall be responsible for payment of any Transfer Taxes due or incurred in connection with the transactions contemplated by this Agreement.

(b)     All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds (in all cases to an account specified in writing by Seller or Purchaser, as the case may be, to the other not later than the third (3rd) Business Day prior to the Closing Date) on or before 12:00 noon Pittsfield time on the date of payment.

(c)     If any instrument of transfer contemplated herein shall be recorded in any public record before the Closing and thereafter the Closing does not occur, then at the request of such transferring party the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke such purported transfer.

3.3     Adjustment of Purchase Price.  (a)  On or before 12:00 noon Pittsfield time on the thirtieth (30th) calendar day following the Closing Date (the “Adjustment Date”), Seller shall deliver to the Purchaser the Final Closing Statement and shall make available such work papers, schedules and other supporting data as may be reasonably requested by Purchaser to enable it to verify the amounts set forth in the Final Closing Statement.

(b)     The determination of the Adjusted Payment Amount shall be final and binding on the parties hereto on the thirtieth (30th) calendar day after receipt by Purchaser of the Final Closing Statement, unless Purchaser shall notify Seller in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed items within ten (10) Business Days of the receipt by Seller of notice of such disagreement, such items shall be determined by a nationally recognized independent accounting firm selected by mutual agreement between Seller and Purchaser.  Such accounting firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable.  The determination of such accounting firm shall be final and binding on the parties hereto.  The fees of any such accounting firm shall be divided equally between Seller and Purchaser.

(c)     On or before 12:00 noon Pittsfield time on the tenth (10th) Business Day after the Adjusted Payment Amount shall have become final and binding or, in the case of a dispute, the date of the resolution of the dispute pursuant to Section 3.3(b) above, if the Adjusted Payment Amount exceeds the Estimated Payment Amount, Seller shall pay to Purchaser an amount in dollars equal to such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate or, if the Estimated Payment Amount exceeds the Adjusted Payment Amount, Purchaser shall pay to Seller an amount in dollars equal to such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate.  Any payments required by Section 3.4 shall be made contemporaneously with the foregoing payment.

3.4     Proration; Other Closing Date Adjustments.  (a)  Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branches for its own account until 11:59 p.m. (following routine daily postings) Pittsfield time on the Closing Date, and that Purchaser shall operate the Branches, hold the Assets and assume the Liabilities for its own account after the Closing Date.  Thus, except as otherwise specifically provided in this Agreement, items of income and expense, as defined herein, shall be prorated as of 11:59 p.m. Pittsfield time on the Closing Date, and settled between Seller and Purchaser on the Closing Date, whether or not such adjustment would normally be made as of such time.  Items of proration will be handled at Closing as an adjustment to the Purchase Price unless otherwise agreed by the parties hereto.

(b)     For purposes of this Agreement, items of proration and other adjustments shall include, without limitation:  (i) rental payments under the Branch Leases and the Tenant Leases; (ii) Property Taxes and assessments; (iii) FDIC deposit insurance assessments; (iv) wages, salaries and employee benefits and expenses; (v) trustee or custodian fees on IRA and Keogh Accounts; (vi) prepaid expenses and items and accrued but unpaid liabilities, as of the close of business on the Closing Date; and (vii) safe deposit rental payments previously received by Seller.

3.5     Seller Deliveries.  At the Closing, Seller shall deliver to Purchaser:

(a)     Massachusetts Quitclaim Deeds in substantially the form of Schedule 3.5(a), pursuant to which the Owned Real Property shall be transferred to Purchaser “AS IS”, “WHERE IS” and with all faults provided, however, that Purchaser receives a clean fee title policy upon closing;

(b)     A bill of sale in substantially the form of Schedule 3.5(b), pursuant to which the Personal Property shall be transferred to Purchaser “AS IS”, “WHERE IS” and with all faults;

(c)     An assignment and assumption agreement in substantially the form of Schedule 3.5(c) (except as otherwise required by local state law), with respect to (i) the Liabilities, (ii) the Loans and (iii) the Reimbursement Obligations (the “Assignment and Assumption Agreement”);

(d)     Lease assignment and assumption agreements, in recordable form,  in substantially the form of Schedule 3.5(d), with respect to each of the Branch Leases and the ATM Lease (the “Lease Assignments”);

(e)     An Officer’s Certificate in substantially the form of Schedule 3.5(e);

(f)     The Memorandum of Understanding;

(g)     The Draft Closing Statement;

(h)     Seller’s resignation as trustee or custodian, as applicable, with respect to each IRA or Keogh Account included in the Deposits and designation of Purchaser as successor trustee or custodian with respect thereto, as contemplated by Section 2.4; and

(i)     Such other documents as the parties determine are reasonably necessary to consummate the P&A Transaction as contemplated hereby.

3.6     Purchaser Deliveries.  At the Closing, Purchaser shall deliver to Seller:

(a)     The Assignment and Assumption Agreement;

(b)     Purchaser’s acceptance of its appointment as successor trustee or custodian, as applicable, of the IRA and Keogh Accounts included in the Deposits and assumption of the fiduciary obligations of the trustee or custodian with respect thereto, as contemplated by Section 2.4;

(c)     The Lease Assignments and such other instruments and documents as any landlord under a Branch Lease or the ATM Lease may reasonably require as necessary for providing for the assumption by Purchaser of a Branch Lease, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;

(d)     An Officer’s Certificate in substantially the form of Schedule 3.6(d);

(e)     The Memorandum of Understanding

(f)     The Backup Letters of Credit; and

(g)     Such other documents as the parties determine are reasonably necessary to consummate the P&A Transaction as contemplated hereby.

3.7     Delivery of the Loan Documents.  (a)  As soon as reasonably practicable after the Closing Date, but in no event later than five (5) Business Days after the Closing Date, Seller shall deliver to Purchaser or its designee the Loan Documents actually in the possession of Seller, in whatever form or medium (including imaged documents) then maintained by Seller.  Seller makes no representation or warranty to Purchaser regarding the condition of the Loan Documents or any single document included therein, or Seller’s interest in any collateral securing any Loan or Reimbursement Obligation, except as specifically set forth herein.  Seller shall have no responsibility or liability for the Loan Documents from and after the time such files are delivered by Seller to Purchaser or to an independent third party designated by Purchaser for shipment to Purchaser, the cost of which shall be the sole responsibility of Purchaser.

(b)     Seller shall transfer to Buyer as of the Closing Date, subject to the terms and conditions of this Agreement, all of Seller’s right, title and interest (including accrued but unpaid interest and late charges and collateral relating thereto) in the Loans, subject to adjustment as a result of changes in the ordinary course of business of the Branches.  The Loans (as well as any lien or security interest related thereto) shall be transferred by means of a blanket (collective) assignment and not individually (except as may be otherwise required by law).

3.8     Collateral Assignments and Filing.  Seller shall take all such reasonable actions as requested by Purchaser to assist Purchaser in obtaining the valid perfection of a lien or security interest in the collateral, if any, securing each Loan or Reimbursement Obligation sold on the Closing Date in favor of Purchaser or its designated assignee as secured party.  Any such action shall be at the sole expense of Purchaser, and Purchaser shall reimburse Seller for all reasonable third party costs incurred in connection therewith.

3.9     Owned Real Property Filings.  On or prior to the Closing Date, Purchaser shall file or record, or cause to be filed or recorded, any and all documents necessary in order that the legal and equitable title to Owned Real Property shall be duly vested in Purchaser.  Any expenses or documentary transfer Taxes with respect to such filings and all escrow closing costs shall be borne by Purchaser.

3.10     Allocation of Purchase Price.   (a) No later than the Adjustment Date, Seller shall prepare and deliver to Purchaser a draft of a statement (the “Draft Allocation Statement”) setting forth the allocation of the total consideration paid by Purchaser to Seller pursuant to this Agreement among the Assets for purposes of Section 1060 of the Code.  If, within thirty (30) calendar days of the receipt of the Draft Allocation Statement, Purchaser shall not have objected in writing to such draft, the Draft Allocation Statement shall become the Final Allocation Statement, as defined below.  If Purchaser objects to the Draft Allocation Statement in writing within such thirty (30) calendar-day period, Purchaser and Seller shall negotiate in good faith to resolve any disputed items.  If, within ninety (90) calendar days after the Adjustment Date, Purchaser and Seller fail to agree on such allocation, any disputed aspects of such allocation shall be resolved by a nationally recognized independent accounting firm mutually acceptable to Purchaser and Seller.  The allocation of the total consideration, as agreed upon by Purchaser and Seller (as a result of either the Purchaser’s failure to object to the Draft Allocation Statement or of good faith negotiations between Purchaser and Seller) or determined by an accounting firm under this Section 3.10(a), (the “Final Allocation Statement”) shall be final and binding upon the parties. Each of Purchaser and Seller shall bear all fees and costs incurred by it in connection with the determination of the allocation of the total consideration, except that the parties shall each pay one-half (50%) of the fees and expenses of such accounting firm.

(b)     Purchaser and Seller shall report the transaction contemplated by this Agreement (including income Tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with the allocation specified in the Final Allocation Statement. Each of Purchaser and Seller agrees to timely file, or cause to be timely filed, IRS Form 8594 (or any comparable form under state or local Tax law) and any required attachment thereto in accordance with the Final Allocation Statement.  Except as otherwise required pursuant to a “determination” under Section 1313 of the Code (or any comparable provision of state or local law), neither Purchaser nor Seller shall take, or shall permit its Affiliates to take, a Tax position which is inconsistent with the Final Allocation Statement.  In the event any party hereto receives notice of an audit in respect of the allocation of the consideration paid for the Assets, such party shall immediately notify the other party in writing as to the date and subject of such audit.

ARTICLE 4

TRANSITIONAL MATTERS

4.1     Transitional Arrangements.  Seller and Purchaser agree to cooperate and to proceed as follows to effect the transfer of account record responsibility for the Branches:

(a)     Not later than seven (7) calendar days after the date of this Agreement, Seller will meet with Purchaser to investigate, confirm and agree upon mutually acceptable transaction settlement procedures and specifications, files, procedures and schedules, for the transfer of account record responsibility; provided, however, that Seller shall not be obligated under this Agreement to provide Purchaser any information regarding Seller’s relationship with the customers outside of the relevant Branch (e.g., other customer products, householding information).

(b)     Not later than thirty (30) calendar days after the date of this Agreement, Seller shall deliver to Purchaser the specifications and conversion sample files.

(c)     From time to time prior to the Closing, after Purchaser has tested and confirmed the conversion sample files, Purchaser may request and Seller shall provide reasonable additional file-related information, including, without limitation, complete name and address, account masterfile, ATM account number information, applicable transaction and stop/hold/caution information, account-to-account relationship information and any other related information with respect to the Deposits and the Loans.

(d)     Upon the reasonable request of Purchaser, Seller will cooperate with Purchaser and will make available from time to time prior to the Closing Date, at Purchaser’s expense (at the hourly rates set forth in Schedule 4.1(d)), a reasonable number of technical personnel for consultation with Purchaser concerning matters other than the matters referred to in this Section 4.1; provided that there shall be no charge for consultations of less than one (1) hour duration.

(e)     Upon the reasonable request of Purchaser, Seller will cooperate to assist Purchaser with respect to the continuation, at Purchaser’s expense, of any third-party vendor services to the Branches from and after the Closing Date.  From the date of this Agreement until the Closing, Seller and Purchaser shall cooperate in good faith to address any transitional issues that may arise and that are not specifically addressed in this Article IV.

4.2     Customers.  (a)  Not later than thirty (30) calendar days nor earlier than sixty (60) calendar days prior to the Closing Date (except as otherwise required by applicable law):

(i)
Seller will notify the holders of Deposits to be transferred on the Closing Date that, subject to the terms and conditions of this Agreement, Purchaser will be assuming liability for such Deposits; and

(ii)
each of Seller and Purchaser shall provide, or join in providing where appropriate, all notices to customers of the Branches and other persons that either Seller or Purchaser, as the case may be, is required to give under applicable law or the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby.

A party proposing to send or publish any notice or communication pursuant to this Section 4.2 shall furnish to the other party a copy of the proposed form of such notice or communication, to the extent reasonably practicable, three (3) Business Days, but in any event at least one (1) Business Day, in advance of the proposed date of the first mailing, posting, or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes as necessary to comply with applicable law.  All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Purchaser.  As soon as reasonably practicable and in any event within forty-five (45) calendar days after the date hereof, Seller shall provide to Purchaser a report of the names and addresses of the owners of the Deposits, the borrowers on the Loans and the lessees of the safe deposit boxes as of the date hereof in connection with the mailing of such materials.  No communications by Purchaser, and no communications by Seller outside the ordinary course of business, to any such owners, borrowers, customers or lessees shall be made prior to the Closing Date except as provided in this Agreement or otherwise agreed to by the parties in writing.

(b)     Following the giving of any notice described in paragraph (a) above, Purchaser and Seller shall deliver to each new customer at any of the Branches such notice or notices as may be reasonably necessary to notify such new customers of Purchaser’s pending assumption of liability for the Deposits and to comply with applicable law.

(c)     Notwithstanding the provisions of Section 7.6, neither Purchaser nor Seller shall object to the use, by depositors of the Deposits, of payment orders issued to or ordered by such depositors on or prior to the Closing Date, which payment orders bear the name, or any logo, trademark, service mark or the proprietary mark of Seller, Berkshire, Legacy or any of their respective Affiliates; provided, however, that Purchaser shall notify Deposit account customers and Loan account customers that, upon the expiration of a post-Closing processing period, which shall be sixty (60) calendar days after Closing Date (the “Post-Closing Processing Period”), any Items which are drawn on Seller shall not thereafter be honored by Seller.  Such notice shall be given by delivering written instructions to such effect to such Deposit account customers and Loan account customers in accordance with this Section 4.2.

(d)     During the period beginning on the Closing Date and ending on the sixtieth (60th) calendar day thereafter, Seller shall, by commercially reasonable efforts and at Purchaser’s expense (A) accept as a correspondent bank for forwarding to Purchaser all Items which are presented to Seller for payment or credit in any manner including, without limitation, through Seller’s Federal Reserve cash letters or correspondent bank cash letters or deposited by Deposit account customers, correspondent banks or others but excluding ATM withdrawals, deposits and transfers unless initiated with an automated teller machine card issued by Purchaser; and (B) batch all such items in paper format (checks or IRDs) and have them available for pickup by Purchaser no later than 8:00 a.m. Pittsfield time on the Business Day after presentation to Seller.  For deposits and loan payments processed in error by Seller, copies of the deposit slips, loan correspondence (or similar correspondence) and copies of the deposited items will be batched and provided to Purchaser by 12:00 noon Pittsfield time on the next Business Day and will be provided via secured email to allow memo posting of the deposits and loan payments to the customer accounts.

4.3     Direct Deposits.  Seller will use its reasonable best efforts to transfer to Purchaser on the Closing Date all of those automated clearing house (“ACH”) and FedWire direct deposit arrangements related (by agreement or other standing arrangement) to the Deposits.  For a period of ninety (90) calendar days following the Closing, in the case of ACH direct deposits to accounts containing Deposits (the final Business Day of such period being the “ACH Direct Deposit Cut-Off Date”), Seller shall transfer to Purchaser all received ACH direct deposits each Business Day at 7:00 a.m. Pittsfield time, to the extent reasonably practicable, but in any event not later than 7:30 a.m. Pittsfield time.  Such transfers shall contain Direct Deposits effective for that Business Day only.  On each Business Day, for a period of thirty (30) calendar days following the Closing Date (the final Business Day of such period being the “FedWire Direct Deposit Cut-Off Date”), FedWires received by Seller shall be returned (as soon as is practicable after receipt) to the originator with an indication of Purchaser’s correct Wire Room contact information and an instruction that such wire should be sent to Purchaser.  Compensation for ACH direct deposits or FedWire direct deposits not forwarded to Purchaser on the same Business Day as that on which Seller has received such deposits will be handled in accordance with the applicable rules established by the United States Council on International Banking.  After the respective ACH Direct Deposit Cut-Off Date or FedWire Direct Deposit Cut-Off Date, Seller may discontinue accepting and forwarding ACH and FedWire entries and funds and return such direct deposits to the originators marked “Account Closed.”  Seller and its Affiliates shall not be liable for any overdrafts that may thereby be created.  Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct deposit arrangements related to the Branches.  At the time of the ACH Direct Deposit Cut-Off Date, Purchaser will provide ACH originators with account numbers relating to the Deposits.

4.4     Direct Debits.  As soon as practicable after the date of this Agreement and after the notice provided in Section 4.2(a), Purchaser shall send appropriate notice to all customers having accounts constituting Deposits the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning the transfer of customer direct debit authorizations from Seller to Purchaser.  Such notice shall be in a form reasonably agreed to by the parties.  For a period of ninety (90) calendar days following the Closing, Seller shall transfer to Purchaser all received direct debits on accounts constituting Deposits each Business Day at 7:00 a.m. Pittsfield time, to the extent reasonably practicable, but in any event not later than 7:30 a.m. Pittsfield time.  Such transfers shall contain Direct Debits effective for that Business Day only.  Thereafter, Seller may discontinue forwarding such entries and return them to the originators marked “Account Closed.”  Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct debit arrangements related to the Branches.  On the Closing Date, Purchaser shall provide ACH originators of such Direct Debits with account numbers relating to the Deposits.

4.5     Escheat Deposits.  No current Escheat Deposits are being sold.  After Closing, Purchaser shall be solely responsible for the proper reporting and transmission to the appropriate governmental entity of Escheat Deposits.

4.6     Access to Records.  (a) From and after the Closing Date, each of the parties shall permit the other reasonable access to any applicable Records in its possession relating to matters arising on or before the Closing Date and reasonably necessary in connection with any claim, action, litigation or other proceeding involving the party requesting access to such Records or in connection with any legal obligation owed by such party to any present or former depositor or other customer, subject to confidentiality requirements.  All Records, whether held by Purchaser or Seller, shall be maintained for such periods as are required by law, unless the parties shall agree in writing to a longer period.  Between the date hereof and the Closing Date, Purchaser and Seller shall use their reasonable best efforts to develop policies and procedures to be followed by each party in connection with any request by Purchaser, following the Closing Date, for Seller to provide it with Records retained by Seller following the Closing.

(b)     Each party agrees that any records or documents that come into its possession as a result of the transactions contemplated by this Agreement, to the extent relating to the other party’s business and not relating to the Assets and Liabilities (which becomes the property of the Purchaser), shall remain the property of the other party, and shall, upon the other party’s request from time to time and as it may elect in its sole discretion, be returned to the other party or destroyed, and each party agrees not to make any use of such records or documents and to keep such records and documents confidential in accordance with Section 7.2(c).

4.7     Interest Reporting and Withholding.  (a)  Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposits.  Purchaser will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon the Deposits.  Any amounts required by any governmental agencies to be withheld from any of the Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date.  Any such withholding required to be made subsequent to the Closing Date will be withheld by Purchaser in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.

(b)     Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Purchaser shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposits.

(c)     Unless otherwise agreed by the parties, Seller will make all required reports to applicable taxing authorities and to obligors on Loans purchased on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, concerning all interest and points received by Seller.  Purchaser will make all required reports to applicable taxing authorities and to obligors on Loans purchased on the Closing Date, with respect to all periods from the day after the Closing Date, concerning all such interest and points received.

4.8     Negotiable Instruments.  Seller will remove any supply of Seller’s money orders, official checks, gift checks, travelers’ checks or any other negotiable instruments located at each of the Branches on the Closing Date.

4.9     ATM/Debit Cards; POS Cards.  Seller will provide Purchaser with a list of ATM access/debit cards and Point-of-Sale (“POS”) cards issued by Seller to depositors of any Deposits, and a record thereof in a format reasonably agreed to by the parties containing all addresses therefor, as soon as practicable and in no event later than forty-five (45) Business Days after the date of this Agreement.  At or promptly after the Closing, Seller will provide Purchaser with a revised record through the Closing.  In instances where a depositor of a Deposit made an assertion of error regarding an account pursuant to the Electronic Funds Transfer Act and Federal Reserve Board Regulation E, and Seller, prior to the Closing, recredited the disputed amount to the relevant account during the conduct of the error investigation, Purchaser agrees to comply with a written request from Seller to debit such account in a stated amount and remit such amount to Seller, to the extent of the balance of funds available in the accounts.  Seller agrees to indemnify Purchaser for any claims or losses that Purchaser may incur as a result of complying with such request from Seller.  Seller will not be required to disclose to Purchaser customers’ PINs or algorithms or logic used to generate PINs.  Purchaser shall reissue ATM access/debit cards to depositors of any Deposits not earlier than forty-five (45) Business Days nor later than fifteen (15) Business Days prior to the Closing Date, which cards shall be effective as of 3:00 p.m. Pittsfield time on the Closing Date.  Purchaser and Seller agree to settle any and all ATM transactions and POS transactions effected on or before 3:00 p.m. Pittsfield time on the Closing Date, but processed after the Closing Date, as soon as practicable.  In addition, Purchaser assumes responsibility for and agrees to pay on presentation all POS transactions initiated before or after the Closing with POS cards issued by Seller to access Transaction Accounts.

4.10     Data Processing Conversion for the Branches and Handling of Certain Items.  (a)  The conversion of the data processing with respect to the Branches and the Assets and Liabilities will be completed on the Closing Date unless otherwise agreed to by the parties.  Seller and Purchaser agree to cooperate to facilitate the orderly transfer of data processing information in connection with the P&A Transaction.  Within ten (10) Business Days of the date of this Agreement, Purchaser and/or its representatives shall be permitted access (subject to the provisions of Section 7.2(a)) to review each Branch for the purpose of installing automated equipment for use by Branch personnel.  Following the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), but in no event later than forty-five (45) Business Days prior to the Closing Date, Purchaser shall be permitted, at its expense, to install and test communication lines, both internal and external, from each site and prepare for the installation of automated equipment on the Closing Date.

(b)     As soon as practicable and in no event more than three (3) Business Days after the Closing Date, Purchaser shall mail to each depositor in respect of a Transaction Account (i) a letter approved by Seller requesting that such depositor promptly cease writing Seller’s drafts against such Transaction Account and (ii) new drafts which such depositor may draw upon Purchaser against such Transaction Accounts.  Purchaser shall use its reasonable best efforts to cause these depositors to begin using such drafts and cease using drafts bearing Seller’s name. The parties hereto shall use their reasonable best efforts to develop procedures that cause Seller’s drafts against Transaction Accounts received after the Closing Date to be cleared through Purchaser’s then-current clearing procedures.  During the forty-five (45) Business Day period after the Closing Date, if it is not possible to clear Transaction Account drafts through Purchaser’s then-current clearing procedures, Seller shall make available to Purchaser as soon as practicable but in no event more than three (3) Business Days after receipt all Transaction Account drafts drawn against Transaction Accounts.  Seller shall have no obligation to pay such forwarded Transaction Account drafts.  Upon the expiration of such forty-five (45) Business Day period, Seller shall cease forwarding drafts against Transaction Accounts.  Seller shall be compensated for its processing of the drafts and for other services rendered to Purchaser during the forty-five (45) Business Day period following the Closing Date in accordance with Schedule 4.10.

(c)     Any items that were credited for deposit to or cashed against a Deposit prior to the Closing and are returned unpaid on or within forty-five (45) Business Days after the Closing Date (“Returned Items”) will be handled as set forth herein.  Except as set forth below, Returned Items shall be the responsibility of Seller.  If depositor’s bank account at Seller is charged for the Returned Item, Seller shall forward such Returned Item to Purchaser.  If upon Purchaser’s receipt of such Returned Item there are sufficient funds in the Deposit to which such Returned Item was credited or any other Deposit transferred at the Closing standing in the name of the party liable for such Returned Item, Purchaser will debit any or all of such Deposits an amount equal in the aggregate to the Returned Item, and shall repay that amount to Seller.  If there are not sufficient funds in the Deposit because of Purchaser’s failure to honor holds placed on such Deposit, Purchaser shall repay the amount of such Returned Item to Seller.  Any items that were credited for deposit to or cashed against an account at the Branches to be transferred at the Closing prior to the Closing and are returned unpaid more than forty-five (45) Business Days after the Closing will be the responsibility of Seller.

(d)     During the forty-five (45) Business-day period after the Closing Date, any deposits or other payments received by Purchaser in error shall be returned to Seller within two (2) Business Days of receipt by Purchaser.  Payments received by Seller with respect to any Loans shall be forwarded to Purchaser within two (2) Business Days of receipt by Seller.

(e)     Prior to the Closing Date, Purchaser will open and maintain two demand deposit accounts with Berkshire, one for deposits and one for loans/lines, to be used for settlement activity following the Closing Date.  Berkshire will provide Purchaser with a daily statement for these accounts.  Purchaser will be responsible for initiating all funding and draw-down activity against these accounts.  The Purchaser will ensure that all debit (negative) balances are funded no later than one day following the day the account went into a negative status.  Activity that will be settled through these accounts will include but not be limited to:  items drawn on a Deposit but presented to Seller for payment, ACH transactions, Direct Debit transactions, Returned Items, and payments made to Seller for Loans.

4.11     Employee Training.  Seller and Purchaser shall agree to mutually acceptable terms and conditions under which Purchaser shall be permitted to provide training to Seller’s employees at the Branches who are reasonably anticipated to become Transferred Employees.  Any such training will be conducted in a manner that will not interfere with the business activities of the Branches.  Purchaser shall reimburse Seller for the additional time spent by, and all related, reasonable travel expenses incurred by, any such prospective Transferred Employee in connection with such training activities to the extent such time and expenses would not have been spent or incurred by such prospective Transferred Employee but for such training activities, and Purchaser shall pay the full salary or wages of replacement employees for such prospective Transferred Employee excused from their duties at the Branches for such training activities for the periods during which such prospective Transferred Employee are excused, where such replacement employees are reasonably determined by Seller to be needed to maintain ongoing operations at the Branches without disruption.  Such training activities may take place, as mutually agreed by the parties, at a Branch or off-site.

4.12     Affinity Programs.  Not later than forty-five (45) calendar days following the date of this Agreement, Seller shall mail a joint letter from Seller and Purchaser to all customers who have Deposits at the Branches notifying such customers that the Affinity Programs in which they participate will be terminated effective on the Closing Date, that all benefits under the Affinity Programs shall cease to accrue effective as of the Closing, shall expire on the Closing Date, and requesting that Affinity Program participants act to redeem such benefits prior to the date of expiration, which letter shall be in form and substance reasonably acceptable to Seller and Purchaser.  On the Closing Date, Seller shall terminate such Affinity Programs with respect to such customers.  Purchaser agrees to permit redemptions of benefits under the Affinity Programs until the close of business on the Closing Date.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows, except as set forth in the Seller Disclosure Schedule:

5.1     Corporate Organization and Authority.  Seller is a Massachusetts charted savings bank, duly organized and validly existing under the laws of the Commonwealth of Massachusetts, and has the requisite power and authority to conduct the business now being conducted at the Branches.  Seller has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement is a valid and binding agreement of Seller enforceable against Seller in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.2     No Conflicts.  The execution, delivery and performance of this Agreement by Seller does not, and will not, (i) violate any provision of its articles of incorporation or by-laws or (ii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any court, government or governmental agency to which Seller is subject or any agreement or instrument of Seller, or to which Seller is subject or by which Seller is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect (assuming the receipt of any required consents of lessors under the Branch Leases in respect of the transactions herein contemplated).  Seller has all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all federal, state and local governments and governmental authorities necessary for the lawful conduct of its business at each of the Branches as now conducted and, except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect, all such licenses, franchises, permits, certificates of public convenience, orders and other authorizations, are valid and in good standing and, to Seller’s knowledge, are not subject to any suspension, modification or revocation or proceedings related thereto.

5.3     Approvals and Consents.  Other than Regulatory Approvals or as otherwise disclosed in writing to Purchaser by Seller prior to the date hereof, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller, the failure to make or obtain any or all of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.4     Leases.  Each Branch Lease, each Tenant Lease and the ATM Lease is the valid and binding obligation of Seller, and to Seller’s knowledge, of each other party thereto; and there does not exist with respect to Seller’s obligations thereunder, or, to Seller’s knowledge, with respect to the obligations of the lessor thereof, any material default, or event or condition which constitutes or, after notice or passage of time or both, would constitute a material default on the part of Seller or the lessor or sublessee, as applicable, under any such Branch Lease ,Tenant Lease or ATM Lease.  As used in this Section 5.4, the term “lessor” includes any sub-lessor of the property to Seller. The Branch Leases give Seller the right to occupy the building and land comprising the related Branch.  There are no subleases relating to any Branch created or suffered to exist by Seller, or to Seller’s knowledge, created or suffered to exist by any other person.

5.5     Undisclosed Liabilities.  Other than the Liabilities, there are no material obligations or liabilities of Seller relating to the Branches.  Seller has not promised retiree health or medical benefits to the Branch Employees.

5.6     Regulatory Matters.  (a)  There are no pending or, to Seller’s knowledge, threatened disputes or controversies between Seller and any federal, state or local governmental agency or authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)     Neither Seller nor any of its Affiliates has received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval.

(c)     Neither Seller nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has any of them been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.7     Compliance with Laws.  The banking business of the Branches has been conducted in compliance, in all material respects, with all federal, state and local laws, regulations and ordinances applicable thereto.

5.8     Loans and Reimbursement Obligations.  (a)  Each Loan and Reimbursement Obligation:

(i)     represents the valid and legally binding obligation of the obligor(s) thereunder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(ii)     except as would not reasonably be expected to materially impair the value of such Loan or Reimbursement Obligation, (A) was originated or purchased by Seller, (B) to the extent secured is secured by a valid and enforceable lien in the collateral therefor, which lien is assignable and has the priority reflected in any title insurance policy in the applicable loan file, (C) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor, and (D) has been serviced by Seller in accordance with Seller’s normal business practices.

(b)     Except as set forth in Section 5.8(a) above, Seller makes no representation or warranty of any kind to Purchaser relating to the Loans or Reimbursement Obligations, including, without limitation, with respect to (i) the due execution, legality, validity, enforceability, genuineness, sufficiency, value or collectibility of the Loans, the Reimbursement Obligations or any documents, instrument or agreement in the loan or credit file, including, without limitation, documents granting a security interest in any collateral relating to a Loan or Reimbursement Obligation, (ii) any representation, warranty or statement made by an obligor or other party in or in connection with any Loan or Reimbursement Obligation, (iii) the financial condition or creditworthiness of any primary or secondary obligor under any Loan or Reimbursement Obligation or any guarantor or surety or other obligor thereof, (iv) the performance of the obligor or compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any Loan or Reimbursement Obligation, (v) inspecting any of the property, books or records of any obligor, or (vi) any of the warranties set forth in Section 3-417 of the Uniform Commercial Code.

5.9     Records.  The Records respecting the operations of the Branches and the Assets and Liabilities accurately reflect in all material respects as of their respective dates the net book value of the Assets and Liabilities being transferred to Purchaser hereunder.  The Records include all customary Branch, customer and customer-related information reasonably necessary to service the Deposits and Loans on an ongoing basis, and to otherwise operate the business being acquired under this Agreement in substantially the manner currently operated by Seller.

5.10     Title to Assets.  Subject to the terms and conditions of this Agreement, on the Closing Date Purchaser will acquire good and marketable title to all of the material Assets, free and clear of any Encumbrances.

5.11     Deposits.  All of the Deposit accounts have been administered and originated, in compliance in all material respects with the documents governing the relevant type of Deposit account and all applicable laws.  The Deposit accounts are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

5.12     Environmental Laws; Hazardous Substances.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, each parcel of Real Property:

(i)	is and has been operated by Seller in compliance with all applicable Environmental Laws;

(ii)	is not the subject of any written notice from any governmental authority or other person alleging the violation of, or liability under, any applicable Environmental Laws;

(iii)	is not currently subject to any court order, administrative order or decree arising under any Environmental Law;

(iv)
to Seller’s knowledge, has not been used for the disposal of Hazardous Substances and is not contaminated with any Hazardous Substances requiring remediation or response under any applicable Environmental Law; and

(v)	to Seller’s knowledge, has not had any releases, emissions, or discharges of Hazardous Substances except as permitted under applicable Environmental Laws.

5.13     Brokers’ Fees.  Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commission or finders’ fees in connection with the transactions contemplated by this Agreement, except for the fees and commissions of Sandler O’Neill + Partners, L.P., due upon the Closing, for which Seller or Legacy shall be solely liable.

5.14     Owned Real Property.

(a)     Seller will convey good and marketable title to the Owned Real Property, free and clear of all Encumbrances.  No lien, title defect, judgment or encumbrance which either (i) (A) does not specifically pertain to the Real Property and (B) is insured over by the title insurance company insuring Purchaser’s title to the Real Property or (ii) is not an Encumbrance, shall be deemed to render title to the Real Property unmarketable or uninsurable.

(b)     Seller has not received any written notice of any uncured current violation, citations, summonses, subpoenas, compliance orders, directives, suits, other legal process, or other written notice of potential liability under applicable zoning, building, fire and other applicable laws and regulations relating to the Owned Real Property and there is no action, suit, proceeding or investigation pending or threatened before any governmental authority which relates to Seller or the Owned Real Property.

(c)     Seller has not received any written notice of any actual or pending condemnation proceeding relating to the Branches.

(d)     To Seller’s knowledge, Seller has received no notice of any default or breach by Seller under any covenant, condition, restriction, right of way or easement affecting the Owned Real Property or any portion thereof, and no such default or breach now exists.

(e)     Neither Seller nor any of its Affiliates has entered into any agreement regarding the Owned Real Property, and the Owned Real Property is not subject to any claim, demand, suit, lien, proceeding or litigation of any kind, pending or outstanding, or to Seller’s knowledge, threatened, which would be binding upon Purchaser or its successors or assigns and materially affect or limit Purchaser’s or its successors’ or assigns’ use and enjoyment of the Owned Real Property or which would materially limit or restrict Purchaser’s right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

(f)     To Seller’s knowledge, Seller has received no notice of any default or breach by Seller under any covenant, condition, restriction, right of way or easement affecting the Owned Real Property or any portion thereof, and no such default or breach now exists.

5.15     Limitations on Representations and Warranties.  Except for the representations and warranties specifically set forth in this Agreement, neither Seller nor any of its agents, Affiliates or representatives, nor any other person, makes or shall be deemed to make any representation or warranty to Purchaser, express or implied, at law or in equity, with respect to the transactions contemplated hereby and Seller hereby disclaims any such representation or warranty whether by Seller or any of its officers, directors, employees, agents or representatives or any other person.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

6.1     Corporate Organization and Authority.  Purchaser is a national bank, duly organized and validly existing under the laws of the United States of America and has the requisite power and authority to conduct the business conducted at the Branches substantially as currently conducted by Seller.  Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement is a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

6.2     No Conflicts.  The execution, delivery and performance of this Agreement by Purchaser does not, and will not, (i) violate any provision of its charter or by-laws or (ii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any court, government or governmental authority to which Purchaser is subject or any agreement or instrument of Purchaser, or to which Purchaser is subject or by which Purchaser is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

6.3     Approvals and Consents.  Other than Regulatory Approvals, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser, the failure to make or obtain any or all of which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

6.4     Regulatory Matters.  (a)  Except as previously disclosed in writing to Seller, there are no pending or, to Purchaser’s knowledge, threatened disputes or controversies between Purchaser and any federal, state or local governmental agency or authority that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

(b)     Neither Purchaser nor any of its Affiliates has received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval.

(c)     Neither Purchaser nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has Purchaser been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

(d)     Purchaser is, and on a pro forma basis giving effect to the P&A Transaction, will be, (i) at least “well capitalized”, as defined for purposes of the tests used by the federal banking agencies or Office of the Comptroller of the Currency to evaluate the capital of a national bank, and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including, without limitation, any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator is likely to, or has indicated that it may, condition any of the Regulatory Approvals upon an increase in Purchaser’s capital or compliance with any capital requirement, standard or ratio.

(e)     Purchaser has no reason to believe that it will be required to divest deposit liabilities, branches, loans or any business or line of business as a condition to the receipt of any of the Regulatory Approvals.

(f)     Each of the subsidiaries or Affiliates of Purchaser that is an insured depository institution was rated “Satisfactory” or “Outstanding” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision.  Purchaser has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

6.5     Litigation and Undisclosed Liabilities.  There are no actions, suits or proceedings pending or, to Purchaser’s knowledge, threatened against Purchaser, or obligations or liabilities (whether or not accrued, contingent or otherwise) or, to Purchaser’s knowledge, facts or circumstances that could reasonably be expected to result in any claims against or obligations or liabilities of Purchaser that, individually or in the aggregate, would have a Material Adverse Effect.

6.6     Operation of the Branches.  Purchaser intends to continue to provide retail and business banking services in the geographical area served by the Branches.

6.7     Financing to be Available.  Purchaser’s ability to consummate the transactions contemplated by this Agreement is not contingent on raising any equity capital, obtaining financing therefor, consent of any lender or any other matter relating to funding the P&A Transaction.

6.8     Brokers’ Fees.  Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commission or finders’ fees in connection with the transactions contemplated by this Agreement, except for fees and commissions for which Purchaser shall be solely liable.

6.9     Limitations on Representations and Warranties.  Except for the representations and warranties specifically set forth in this Agreement, neither Purchaser nor any of its agents, Affiliates or representatives, nor any other person, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, with respect to the transactions contemplated hereby and Purchaser hereby disclaims any such representation or warranty whether by Purchaser or any of its officers, directors, employees, agents or representatives or any other person.

ARTICLE 7

COVENANTS OF THE PARTIES

7.1     Activity in the Ordinary Course.  Until the Closing Date, except (i) as may be required by a Regulatory Authority or applicable law, (ii) as set forth in Schedule 7.1 of the Seller Disclosure Schedule or (iii) as contemplated hereby or by the Merger Agreement and the transactions contemplated thereby, (a) Seller shall conduct the business of the Branches (including, without limitation, filling open positions at the Branches but excluding job posting in the Branches for open positions at other offices of Seller or its Affiliates) in the ordinary and usual course of business consistent with past practice and (b) Seller shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)
Increase or agree to increase the salary, remuneration or compensation of any employee at any Branch other than in accordance with Seller’s existing customary policies generally applicable to employees having similar rank or duties or as required by contractual commitments outstanding on the date hereof, or pay or agree to pay any uncommitted bonus to any employee at any Branch other than regular bonuses granted in the ordinary course of Seller’s business, or, other than in the ordinary course of business consistent with past practice, transfer any employee at any Branch (other than any employees at any Branch who do not become Transferred Employees) to another branch or office of Seller or any of its Affiliates, other than temporary assignments of a fill-in nature in the ordinary course of business;

(ii)
Transfer to or from any Branch to or from any of Seller’s other operations or branches any material Assets or any Deposits, except (A) in the ordinary course of business or as contemplated by this Agreement, (B) upon the unsolicited request of a depositor or customer, (c) for Deposits which Purchaser agrees to transfer pursuant to the householding methodology or (d) if such Deposit is pledged as security for a loan or other obligation that is not a Loan;

(iii)
Sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any of the Assets existing on the date hereof, except in the ordinary course of business consistent with past practice;

(iv)
Except pursuant to the request of the applicable obligor, sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any Loan;

(v)
Make or agree to make any material improvements to the Owned Real Property, except with respect to commitments for such made on or before the date of this Agreement, as set forth in Schedule 7.1(v) of the Seller Disclosure Schedule, and normal maintenance or refurbishing purchased or made in the ordinary course of business;

(vi)	File any application or give any notice to relocate or close any Branch or relocate or close any Branch;

(vii)
Amend, terminate or extend in any material respect any Branch Lease, Tenant Lease or the ATM Lease; provided, however, Seller may extend any Branch Lease, Tenant Lease or the ATM Lease if, in its reasonable business judgment, and after consultation with Purchaser, Seller determines such extension is necessary to deliver the Branch on the Closing Date as a fully operative branch banking operation;

(viii)
Except as permitted by this Section 7.1, knowingly take, or knowingly permit its Affiliates to take, any action (A) impairing Purchaser’s rights in any Deposit or Asset, (B) impairing in any way the ability of Purchaser to collect upon any Loan or Reimbursement Obligation, or (C) except in the ordinary course of servicing, waiving any material right, whether in equity or at law, that it has with respect to any Loan or Reimbursement Obligation;

(ix)
Fail to maintain loan underwriting or loan review policies in all material respects in accordance with the loan underwriting or loan review policies in effect at similarly situated branches of Seller located in the applicable general geographic area of the Branches;

(x)
Fail to price Deposits in all material respects in accordance with the deposit pricing policies in effect at similarly situated branches of Seller and Legacy located in the applicable general geographic area of the Branches; or

(xi)	Agree with, or commit to, any person to do any of the things described in clauses (i) through (x) except as contemplated hereby.

7.2     Access and Confidentiality.  (a)  Until the Closing Date, Seller shall afford to Purchaser and its officers and authorized agents and representatives reasonable access to the properties, books, records, contracts, documents, files (including loan files) and other information of or relating to the Assets and Liabilities.  Purchaser and Seller each will identify to the other, within ten (10) calendar days after the date hereof, a selected group of their respective salaried personnel that shall constitute a “transition group” who will be available to Seller and Purchaser, respectively, at reasonable times (limited to normal operating hours) to provide information and assistance in connection with Purchaser’s investigation of matters relating to the Assets and Liabilities.  Such transition group will also work cooperatively to identify and resolve issues arising from any commingling of Seller’s records with respect to the Branches with Seller’s records for its other branches and operations not subject to this Agreement.  Seller shall furnish Purchaser with such additional financial and operating data and other information about its business operations at the Branches as may be reasonably necessary for the orderly transfer of the business operations of the Branches and for purposes of enabling Purchaser to comply with its securities law disclosure obligations.  Any investigation pursuant to this Section 7.2(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of Seller’s business.  Notwithstanding the foregoing, Seller shall not be required to provide access to or disclose information where such access or disclosure would impose an unreasonable burden on Seller, or any employee of Seller or would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto shall use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)     Seller shall permit Purchaser, at its expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at each Branch at any time after the Merger Effective Time and prior to the Closing Date; provided, however, that Purchaser shall have the right to conduct a “phase II environmental audit” prior to the Closing only to the extent that a “phase II environmental audit” is within the scope of additional testing recommended by the “phase I environmental audit” to be performed as a result of a "Recognized Environmental Condition" (as such term is defined by The American Society for Testing Materials) that was discovered in the “phase I environmental audit.”  Prior to performing any “phase II environmental audits,” Purchaser will provide Seller with a copy of its proposed work plan and Purchaser will cooperate in good faith with Seller to address any comments or suggestions made by Seller regarding the work plan.  Purchaser and its environmental consultant shall conduct all environmental assessments pursuant to this Section 7.2(b) at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with Seller’s operation of its business, and Purchaser shall maintain or cause to be maintained adequate insurance with respect to any assessment conducted hereunder.  Purchaser shall be required to restore each Owned Real Property to its pre-assessment condition.  All costs and expenses incurred in connection with any “phase I environmental audit” and any “phase II environmental audit,” and any restoration and clean up, shall be borne solely by Purchaser.

(c)     Each party to this Agreement shall hold, and shall cause its respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, except to the extent necessary to discharge obligations pursuant to Section 7.3 or unless compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by other requirements of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party (or, if required under a contract with a third party, such third party) furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished), and neither party shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers, other consultants and advisors and, to the extent permitted above, any Regulatory Authority.  Without limiting the foregoing, Purchaser may meet with Branch Employees, promptly following execution of this Agreement and through the Closing to discuss employment retention and other employment related matters at mutually agreeable times and so long as such meetings do not interfere unreasonably with the conduct of Seller’s business.

7.3     Regulatory Approvals.  As soon as practicable and in no event later than fifteen (15) Business Days after the date of this Agreement, and assuming the full and timely cooperation and assistance of Seller, Purchaser shall prepare and file any applications, notices and filing required in order to obtain the Regulatory Approvals and with respect to approval by the Department of Justice, shall promptly respond to requests for information.  Purchaser shall use reasonable best efforts to obtain each such approval as promptly as reasonably practicable and to the extent best possible in order to permit the Closing to occur not later than October 31, 2011.  Seller will use reasonable best efforts to cooperate in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments which may be required to obtain the Regulatory Approvals).  Each party will provide the other with copies of any applications or submissions and all correspondence relating thereto prior to filing any applications or notices, other than material filed in connection therewith under a claim of confidentiality.  If any Regulatory Authority shall require the modification of any of the terms and provisions of this Agreement as a condition to granting any Regulatory Approval, the parties hereto will negotiate in good faith to seek a mutually agreeable adjustment to the terms of the transaction contemplated hereby, such agreement not to be unreasonably withheld, conditioned or delayed.

7.4     Consents.  (a)  Seller agrees to use reasonable best efforts  to obtain from lessors under Branch Leases and the ATM Lease and any other parties the consent of which is required in order to assign or transfer any Asset or Deposit to Purchaser on the Closing Date, any required consents to such assignment or transfer to Purchaser on the Closing Date; provided that in the case of any Branch Lease or the ATM Lease, if any consent set forth in this Section 7.4(a) is not obtained, notwithstanding Seller’s use of reasonable best efforts as required hereunder, the parties may take such actions as specified in Seller Disclosure Schedule 7.4(a) with respect to such Branch Lease or the ATM Lease; provided, further, that Seller shall not be obligated to incur any monetary obligations or expenditures to the parties whose consent is requested in connection with the utilization of its reasonable best efforts to obtain any such required consents.

(b)     Seller will use reasonable best efforts to procure estoppel certificates substantially in the form of Schedule 7.4(b)-1 attached hereto, from each lessor under Branch Leases and the ATM Lease and in the form of Schedule 7.4(b)-2 from each subtenant under Tenant Leases, which certificates shall be at the expense of the Purchaser; provided that in the case of any Branch Lease or the ATM Lease, if any estoppel certificate as set forth in this Section 7.4(b) is not obtained, notwithstanding Seller’s use of reasonable best efforts as required hereunder, the parties may take such actions as specified in Seller Disclosure Schedule 7.4(b) with respect to such Branch Lease or the ATM Lease; provided, further, that Seller shall not be obligated to incur any monetary obligations or expenditures to lessors or subtenants in connection with the utilization of its reasonable best efforts to obtain such estoppel certificates.

(c)     Seller will use its reasonable best efforts to procure non disturbance agreements from any mortgage lender holding a mortgage lien on any Real Property at which a Branch Lease or the ATM Lease is operated, substantially in the form of Schedule 7.4(c) hereto; provided, however, Seller shall not be obligated to incur any monetary obligations or expenditures to mortgage lenders in connection with the utilization of its reasonable best efforts to obtain such non disturbance agreements.

7.5     Efforts to Consummate; Further Assurances.  (a)  Purchaser and Seller agree to use reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.

(b)     From time to time following the Closing, at Purchaser’s request and expense, Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer as shall be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Assets.

(c)     Subject to Section 4.3, on and after the Closing Date, each party will promptly deliver to the other all mail and other communications properly addressable or deliverable to the other as a consequence of the P&A Transaction; and without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Deposits or the Assets transferred on the Closing Date, including, but not limited to, that portion of any IRS “B” tapes that relates to such Deposits, to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing.

(d)     The costs incurred by a party in performing its obligations to the other (x) under Sections 7.5(a) and (c) shall be borne by the initial recipient and (y) otherwise under this Section 7.5 shall be borne by Purchaser.

7.6     Solicitation of Accounts.  (a)  Until the Closing Date and for an additional three (3) years following the Closing Date, Seller agrees that it will not use confidential information contained in Branch customer information files to solicit financial services business, including deposits, loans and other financial products.  Except as set forth in the foregoing sentence, nothing in this Agreement shall be construed to at any time prohibit or otherwise limit Seller or any of its Affiliates from soliciting financial services business, including deposits, loans and other financial products, provided, however, that, during such three year period, Seller shall not engage in any solicitation of financial services business by way of advertisements specifically directed to or targeted at customers who hold Deposits (including, without limitation, Moved Deposits) or received Loans as of the date of this Agreement, except that customers who are retained by Seller following the Closing, by virtue of other deposit accounts, loans held at branches of Seller not subject to this P&A Transaction, home equity loans, home equity lines of credits (HELOCs) or other financing relationships may be so solicited by Seller and/or its Affiliates, and Purchaser hereby understands and acknowledges that Seller and/or its Affiliates will conduct such solicitations from and after the date of this Agreement as well as after the Closing Date.  Purchaser understands and acknowledges that Seller or its Affiliates will conduct banking operations in the same geographic area as the Branches.

(b)     Prior to the Closing Date, Purchaser agrees that it will not attempt to solicit Branch customers through advertising nor transact its business in a way which would induce such customers to close any account and open accounts directly with Purchaser or would otherwise result in a transfer of all or a portion of an existing account from Seller to Purchaser or its Affiliates.  Notwithstanding the foregoing sentence, Purchaser and its Affiliates shall be permitted to (i) engage in advertising, solicitations or marketing campaigns not directed to or targeted at such customers, (ii) engage in lending, deposit, safe deposit, trust or other financial services relationships existing as of the date hereof with such customers through other branch offices of Purchaser, (iii) respond to unsolicited inquiries by such customers with respect to banking or other financial services, and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

7.7     Insurance.  Seller will maintain in effect until the Closing Date all casualty and public liability policies relating to the Branches and maintained by Seller on the date hereof or to procure comparable replacement coverage and maintain such policies or replacement coverage in effect until the Closing Date.  Purchaser shall provide all casualty and public liability insurance for the Branches after the Closing Date.  In the event of any material damage, destruction or condemnation affecting Real Property between the date hereof and the time of the Closing, Purchaser shall have the right to exclude any Real Property so affected from the Assets to be acquired, require Seller to take reasonable steps to repair or replace the damaged or destroyed property, or require Seller to deliver to Purchaser any insurance proceeds and other payments, to the extent of the fair market value or the replacement cost of the Real Property, received by Seller as a result thereof unless, in the case of damage or destruction, Seller has repaired or replaced the damaged or destroyed property.

7.8     Servicing Prior to Closing Date.  With respect to each of the Loans from the date hereof until the Closing Date, Seller shall provide servicing of such Loans that is consistent with the servicing provided with respect to its loans that are not Loans.  Further, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not (a) except as required by law or the terms of the Loan Documents, release any collateral or any party from any liability on or with respect to any of the Loans, (b) compromise or settle any material claims of any kind or character with respect to the Loans or (c) amend or waive any of the material terms of any Loan as set forth in the Loan Documents.

7.9     Change of Name, Etc.  Immediately after the Closing, Purchaser will (a) change the name and logo on all documents and facilities relating to the Assets and the Liabilities to Purchaser’s name and logo, (b) notify all persons whose Loans, Deposits or Safe Deposit Agreements are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, and (c) provide all appropriate notices to any Regulatory Authorities required as a result of the consummation of such transactions.  Seller shall cooperate with any commercially reasonable request of Purchaser directed to accomplish the removal of Seller’s signage by Purchaser and the installation of Purchaser’s signage by Purchaser; provided, however, that (i) all such removals and all such installations shall be at the expense of Purchaser, (ii) such removals and installations shall be performed in such a manner that does not unreasonably interfere with the normal business activities and operations of the Branches, (iii) such installed signage shall comply with the applicable Branch Lease  or the ATM Lease and all applicable zoning and permitting laws and regulations, and (iv) such installed signage shall have, if necessary, received the prior approval of the owner or landlord of the facility, and such installed signage shall be covered in such a way as to make the Purchaser signage unreadable at all times prior to the Closing, but such cover shall display the name and/or logo of Seller (or of its Affiliates) in a manner reasonably acceptable to Seller.  Purchaser agrees not to use any forms or other documents bearing Seller or any of its Affiliates’ name or logo after the Closing without the prior written consent of Seller, and, if such consent is given, Purchaser agrees that all such forms or other documents to which such consent relates will be stamped or otherwise marked in such a way that identifies Purchaser as the party using the form or other document.

7.10.     Right of First Refusal.

(a)     With respect to those branches of Seller or Berkshire (which for purposes of this Section 7.10(a) and the following Section 7.10(b) shall also include Berkshire Bank) located in the Pittsfield MSA which are not Branches and where Seller or Berkshire owns the real property of a branch (the “Owned Branch Premises”), Seller and Berkshire, as applicable, each hereby grants Purchaser, through October 31, 2013, a right of first refusal with respect to any proposed closure of such Owned Branch Premises as set forth in this Section 7.10(a).  Neither Seller nor Berkshire shall close a branch office without first giving Purchaser written notice (the “Closure Notice”) containing an accurate and reasonably detailed description of each Owned Branch proposed to be closed (the “Specified Owned Branch Premises”) and the purchase price for the Specified Owned Branch Premises.  Neither Seller nor Berkshire are obligated as part of such transaction to include any other assets or liabilities other than the physical property of the Specified Owned Branch Premises. Following receipt of such Closure Notice, Purchaser may exercise its right to purchase the Specified Owned Branch Premises by giving written notice thereof (a “Specified Notice of Election”) to Seller or Berkshire, as applicable, within fifteen (15) calendar days of the delivery of the Closure Notice on terms no less favorable to Seller or Berkshire, as applicable, to those available from a third party.  In the event that Purchaser does not deliver a Specified Notice of Election to Seller or Berkshire, as applicable, within fifteen (15) calendar days of delivery of the Closure Notice, Seller or Berkshire, as applicable, may freely close and/or transfer the Specified Owned Branch Premises, without further restriction under this Section 7.10(a) to a proposed transferee.

(b)     With respect to those branches of Seller or Berkshire located in the Pittsfield MSA which are not Branches and where Seller or Berkshire leases the real property (a “Pittsfield Branch Lease”), (i) if (x) a Pittsfield Branch Lease expires, in accordance with its terms, within one year of the Closing Date and (y) Seller or Berkshire, as the case may be, determines not to renew or extend such Pittsfield Branch Lease, then Seller or Berkshire, as the case may be, will, at least fifteen (15) calendar days prior to the expiration of the applicable Pittsfield Branch Lease, provide Purchaser with (1) notice of such expiration and (2) the name and contact information of the lessor under the applicable Pittsfield Branch Lease, and (ii) if (x) the remaining term of a Pittsfield Branch Lease, as of the Closing Date, is greater than or equal to one year and (y) Seller or Berkshire, as the case may be, determines not to renew or extend such Pittsfield Branch Lease, then Seller or Berkshire, as the case may be, shall use reasonable best efforts to assist Purchaser in working with the lessor under the applicable Pittsfield Branch Lease to substitute Purchaser for Seller or Berkshire, as the case may be, as the lessee under the applicable Pittsfield Branch Lease upon expiration of such Pittsfield Branch Lease; provided, however, Seller or Berkshire, as the case may be, shall not be obligated to incur any fees or expenses in connection with the utilization of its reasonable best efforts under this Section 7.10(b).  In addition, neither Seller nor Berkshire are obligated as part of such transaction to include any other assets or liabilities as part of the transfer of a Pittsfield Branch Lease.

ARTICLE 8

TAXES AND EMPLOYEE BENEFITS

8.1     Tax Representations.  Seller represents and warrants to Purchaser that, except as set forth in Seller Disclosure Schedule 8.1, all material Tax Returns with respect to the Assets, the Liabilities or the operation of the Branches that are required to be filed (taking into account any extension of time within which to file) before the Closing Date have been or will be duly filed, and all material Taxes shown to be due on such Tax Returns have been or will be paid in full.

8.2     Proration of Taxes.  For purposes of this Agreement, in the case of any Straddle Period, (1) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (2) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

8.3     Sales and Transfer Taxes.  Purchaser and Seller shall pay all transfer, recording, sales, use (including all bulk sales Taxes) and other similar Taxes and fees (collectively, the “Transfer Taxes”), that are payable or that arise as a result of the P&A Transaction, when due in accordance with customary practice in the Commonwealth of Massachusetts.  The party which has the primary obligation to do so under applicable Law shall file any Tax Return that is required to be filed in respect of Transfer Taxes described in this Section 8.3, and the other party shall cooperate with respect thereto as necessary.  Purchaser shall indemnify and hold Seller harmless from and against any such Taxes.

8.4     Information Returns.  At the Closing or as soon thereafter as is practicable, Seller shall provide Purchaser with a list of all Deposits on which Seller is back-up withholding as of the Closing Date.

8.5     Payment of Amount Due under Article 8.  Any payment by Seller to Purchaser, or to Seller from Purchaser, under this Article 8 (other than payments required by Section 8.3) to the extent due at the Closing may be offset against any payment due the other party at the Closing.  All subsequent payments under this Article 8 shall be made as soon as determinable and shall be made and bear interest from the date due to the date of payment as provided in Section 3.2(b).

8.6     Assistance and Cooperation.  After the Closing Date, each of Seller and Purchaser shall:

(a)     Make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes with respect to the Assets, the Liabilities, or the operation of the Branches;

(b)     Provide timely notice to the other in writing of any pending or proposed Tax audits (with copies of all relevant correspondence received from any taxing authority in connection with any Tax audit or information request) or Tax assessments with respect to the Assets, the Liabilities, or the operation of the Branches for taxable periods for which the other may have a liability under this Agreement; and

(c)     The party requesting assistance or cooperation shall bear the other party’s reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third party service providers.

8.7     Transferred Employees.  (a)  At least fifteen (15) calendar days prior to the Closing Date and effective as of the Closing Date, Purchaser agrees that it shall offer employment to all Branch Employees (it being understood that offers of employment will be made to such employees of Seller or its Affiliates then working at the Branches and will also be subsequently extended to any individuals subsequently hired for employment at the Branches prior to the Closing Date), and will employ each Branch Employee who has not declined such offer, effective as of the Closing Date (or, with respect to a Branch Employee who is on (x) disability leave at the Closing Date, who actively commences employment with Purchaser within 180 calendar days after the Closing Date, or (y) military leave at the Closing Date, who actively commences employment with Purchaser within the time period mandated by applicable law, in each case effective as of the date such Branch Employee actively commences employment with Purchaser).  On and after the Closing Date, each Branch Employee employed by Purchaser, as of the first day of such Branch Employee’s active employment with Purchaser or one of its Affiliates, shall be defined as a “Transferred Employee” for purposes of this Agreement.  Each Transferred Employee’s employment with Seller shall cease as of the applicable Transfer Date.  Subject to the provisions of this Section 8.7, Transferred Employees shall be subject to the employment terms, conditions and rules applicable to other similarly situated employees of Purchaser.  Nothing contained in this Agreement shall be construed as an employment contract between Purchaser and any Branch Employee or Transferred Employee.  For a period of three years following the Closing Date, Seller shall not, directly or through an affiliate or entity or otherwise, solicit for employment any Transferred Employee; provided, however, that nothing shall be deemed to prohibit Seller and/or its Affiliates from (i) using general solicitations not targeted at Transferred Employees (including, without limitation, job announcements in newspapers and industry publications or on the Internet), (ii) using employee search firms, so long as such employee search firms are not advised by Seller or its Affiliates after the date hereof to engage in targeted solicitations of Transferred Employees, (iii) discussing employment with any Transferred Employee who contacts Seller and/or its Affiliates independently without any solicitation by Seller or its Affiliates that is otherwise prohibited by this Section 8.7(a) or (iv) soliciting any Transferred Employee who ceases to be employed by Purchaser prior to Seller and/or any of its Affiliates soliciting such Transferred Employee.

(b)     Each Transferred Employee shall be provided employment subject to the following terms and conditions:

(i)
Base salary shall be at least equivalent to the rate of annual base salary or regular hourly wage rate, as applicable, paid by Seller to such Transferred Employee as of the Business Day prior to the Closing Date.

(ii)
Except as otherwise specifically provided herein, from and after the Closing Date, each Transferred Employee shall be provided employee benefits and compensation opportunities that are substantially equivalent to those provided to similarly situated employees of the Purchaser in accordance with the terms of Purchaser’s employee benefit plans commencing on such Transferred Employee’s Transfer Date.  Without limiting the generality of the foregoing, Purchaser shall provide each Transferred Employee with credit for such Transferred Employee’s period of service as recognized by Seller immediately prior to the applicable Transfer Date (including any service credited from predecessors by merger or acquisition to Seller) with respect to all of Purchaser’s employee benefit plans, practices and policies (but not for accrual of benefits under any defined benefit pension plan or post-retirement welfare benefit plan of the Purchaser), provided that such service shall not be recognized to the extent such recognition would result in a duplication of benefits and provided that such credit for prior service with Seller will not be provided with respect to the Purchaser’s employee stock ownership plan.

(iii)
Each Transferred Employee shall be eligible to participate in the medical, dental, or other welfare plans of Purchaser, as such plans may exist, on and after the applicable Transfer Date, and any pre-existing conditions, provisions or actively at-work requirements of such plans shall be waived with respect to any such Transferred Employee (it being understood that general requirements of formal employment with Purchaser shall not be waived).  All Transferred Employees who cease participation in a Seller’s medical and/or dental or other welfare plans on the applicable Transfer Date and become participants in a corresponding Purchaser plan shall receive credit for all co-payments and deductibles paid under Seller’s medical and dental plans, upon substantiation, in a form satisfactory to Purchaser that such co-payments and/or deductibles or portion thereof have been satisfied.

(iv)
During the period from the Closing Date until the first anniversary thereof, Purchaser shall provide each Transferred Employee whose employment is terminated by the Purchaser or its Affiliates without cause, subject to such Transferred Employee’s execution and non-revocation of a release of claims, with severance benefits no less favorable to such Transferred Employee than those that would have been provided under the severance plans of Seller and its Affiliates applicable to such Transferred Employee immediately prior to the Closing Date.

(c)     Except as provided in this Section 8.7, Seller shall remain solely responsible for any and all Liabilities and obligations arising under the employee benefit plans (or associated assets and liabilities) of Seller and its Affiliates with respect to service of the Transferred Employees prior to the Closing Date, and Purchaser shall not assume or otherwise acquire any of the employee benefit plans of Seller and its Affiliates.  Seller shall pay, discharge, and be responsible for (i) all salary and wages arising out of employment of each Transferred Employee through the applicable Transfer Date, and (ii) any employee benefits (including, but not limited to, accrued vacation) arising under Seller’s employee benefit plans and employee programs prior to the applicable Transfer Date, including (x) benefits with respect to claims incurred prior to the Closing Date but reported after the Closing Date and (y) severance payable to any Branch Employee solely as a result of the cessation of such Branch Employee’s employment with Seller and its Affiliates pursuant to and in accordance with the terms and conditions of the severance plan of Seller and its Affiliates applicable to such Branch Employee as of immediately prior to the Closing Date, it being understood that Purchaser shall be responsible for any such severance payable solely as a result of Purchaser’s failure to offer employment to such Branch Employee in accordance with Sections 8.7(a) and (b).  From and after the applicable Transfer Date, Purchaser shall pay, discharge, and be responsible for all salary, wages, and benefits arising out of or relating to the employment of each Transferred Employee by Purchaser from and after the applicable Transfer Date, including, without limitation, all claims under Purchaser’s welfare benefits plans incurred after the applicable Transfer Date.  Claims are incurred as of the date services are provided or disability payments are accrued, notwithstanding when the injury or illness may have occurred.  Seller shall be responsible for all retiree medical claims and benefits under Seller's retiree medical plans or programs with respect to the Transferred Employees and any former Branch Employees, such that the Purchaser shall have no liability with respect to any retiree medical plan maintained by Seller.

(d)     As of the date of this Agreement, Branch Employees are able to participate in tax-qualified defined contribution retirement plans maintained by Seller and its Affiliates (collectively referred to as the “Seller Savings Plans”).  On the Closing Date, the Branch Employees shall cease to participate in the Seller Savings Plans.  Purchaser shall take all actions necessary and appropriate to ensure that, on or as soon as practicable after the Closing Date, Purchaser maintains or adopts one or more savings plans (hereinafter referred to in the aggregate as the “Purchaser Savings Plans” and individually as the “Purchaser Savings Plan”) effective as of the Closing Date and to ensure that each Purchaser Savings Plan is a tax-qualified, single-employer individual account plan under Section 401(a) of the Code.  The Purchaser shall permit Transferred Employees to participate in such Purchaser Savings Plans as soon as administratively practicable following the Closing Date.  The terms of the Purchaser Savings Plans, or each such Purchaser Savings Plan, shall provide that each Transferred Employee shall have the right to make a direct rollover to a Purchaser Savings Plan of his or her account in a Seller Savings Plan, including a direct rollover of any notes evidencing loans made to such Transferred Employee; provided that each Transferred Employee who elects to roll over an account in a Seller Savings Plan must roll over his or her entire account balance (including a rollover of any notes evidencing loans made to such Transferred Employee).

(e)     Nothing in this Agreement shall be construed to grant any Branch Employee a right to continued employment by, or to receive any payments or benefits from, Purchaser or Seller or their respective Affiliates or through any employee benefit plan.  This Agreement shall not limit Purchaser’s or Purchaser’s Affiliate’s ability or right to amend or terminate any benefit or compensation plan or program of Purchaser or its Affiliates and nothing contained herein shall be construed as an amendment to or modification of any such plan.  This Section 8.7 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 8.7, express or implied, is intended to confer upon any other person, including, any current or former director, officer or employee of Seller or any of its Affiliates, any rights or remedies of any nature whatsoever under or by reason of this Section 8.7.

ARTICLE 9

CONDITIONS TO CLOSING

9.1     Conditions to Obligations of Purchaser.  Unless waived in writing by Purchaser, the obligation of Purchaser to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

(a)     Regulatory Approvals.  The Regulatory Approvals shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

(b)     Orders.  No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (any of the foregoing, an “Order”) which is in effect and which prohibits or makes illegal the consummation of the P&A Transaction.

(c)     Representations and Warranties; Covenants.  The representations and warranties of Seller contained in this Agreement shall be true in all respects as of the Closing Date (except that representations and warranties as of a specified date need only be true on and as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.1(c), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect with respect to Seller.  Purchaser shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the Chief Executive Officer, Chief Financial Officer, President or any Executive Vice President of Seller.  Seller shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects.  Purchaser shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the Chief Executive Officer, Chief Financial Officer, President or any Executive Vice President of Seller.

9.2     Conditions to Obligations of Seller.  Unless waived in writing by Seller, the obligation of Seller to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

(a)     Regulatory Approvals.  The Regulatory Approvals, shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

(b)     Orders.  No Order shall be in effect that prohibits or makes illegal the consummation of the P&A Transaction.

(c)     Representations and Warranties; Covenants.  The representations and warranties of Purchaser contained in this Agreement shall be true in all respects as of the Closing Date (except that representations and warranties as of a specific date need to be true only as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.2(c), such representations and warranties (except for Section 6.7, which shall be true and correct as of the Closing as written) shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser.  Seller shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the Chief Executive Officer, Chief Financial Officer, President or any Executive Vice President of Purchaser.   Purchaser shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects.  Seller shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the Chief Executive Officer, Chief Financial Officer, President or any Executive Vice President of Purchaser.

(d)     Merger Effective Time.  The Merger Effective Time shall have occurred.

ARTICLE 10

TERMINATION

10.1    Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)     By the mutual written agreement of Purchaser and Seller;

(b)     By Seller or Purchaser, in the event of a breach by the other of any representation, warranty or agreement contained herein which is not cured or cannot be cured within thirty (30) calendar days after written notice of such termination has been delivered to the breaching party and which would if occurring or continuing on the Closing Date, permit the terminating party not to consummate the P&A Transaction under the standard set forth in Sections 9.1(c) or 9.2(c), as applicable;

(c)     By Seller, in the event the Regulatory Approvals or any of them have not been obtained within [100] days after receiving approval from the Department of Justice, or if approval from the Department of Justice or any Regulatory Authority has not been obtained on or prior to November 30, 2011;

(d)     By Seller or Purchaser, in the event the Closing has not occurred by the date that is nine (9) months after the date of this Agreement, unless the failure to so consummate is due to a breach of this Agreement by the party seeking to terminate;

(e)     By either Seller or Purchaser, if any governmental agencies or authorities that must grant a Regulatory Approval has denied approval of the P&A Transaction or any governmental agency or authority of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the P&A Transaction; or

(f)     By Seller, in the event the Merger Agreement is terminated.

10.2     Effect of Termination.  In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 10.1, no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except as provided in Section 7.2(b) and except that neither Seller nor Purchaser shall be relieved or released from any liabilities or damages arising out of any willful breach of this Agreement.

ARTICLE 11

INDEMNIFICATION

11.1     Indemnification.  (a)  Subject to Section 12.1, Seller shall indemnify and hold harmless Purchaser and any person directly or indirectly controlling or controlled by Purchaser from and against any and all Losses arising out of or attributable to the following:

(i)	any material breach of any representation or warranty made by Seller in this Agreement, except for any representation or warranty set forth in Section 5.12 (which is subject to Section 11.1(a)(iv));

(ii)	any material breach of any covenant or agreement to be performed by Seller pursuant to this Agreement;

(iii)	any liability, obligation or duty of Seller that is not a Liability; and

(iv)
any material breach of any representation or warranty made by Seller in Section 5.12, and, subject to Section 11.1(g), the presence of any hazardous substance at any of the Owned Real Property which is required, by any applicable Environmental Law, to be removed or otherwise remediated.

(b)     Subject to Section 12.1, Purchaser shall indemnify and hold harmless Seller and any person directly or indirectly controlling or controlled by Seller from and against any and all Losses arising out of or attributable to the following:

(i)	any material breach of any representation or warranty made by Purchaser in this Agreement;

(ii)	any material breach of any covenant or agreement to be performed by Purchaser pursuant to this Agreement; or

(iii)	the Liabilities.

(c)     To exercise its indemnification rights under this Section 11.1 as a result of the assertion against it of any claim or potential liability for which indemnification is provided, the indemnified party shall promptly notify the indemnifying party of the assertion of such claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder (including, with respect to claims arising from a breach of representation or warranty made in Article 8, the commencement of an audit, administrative investigation or judicial proceeding by any governmental authority); provided, however, that in no event shall notice of claim for indemnification under this Agreement be given later than the expiration of one (1) year from the Closing Date (excluding only claims for indemnification under Section 11.1(a)(iv), which may be given at anytime within two (2) years from the Closing Date, and Sections 11.1(a)(iii) and 11.1(b)(iii), which may be given at any time); provided, further, that any delay or failure by the indemnified party to give notice shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that the indemnifying party is actually and materially prejudiced by reason of such delay or failure.  The indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party’s sole cost and expense, to defend against such claims for liability.  In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel or (ii) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and in the reasonable judgment of the indemnified party, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential differing defenses or conflicts of interests between them.

(d)     Neither party to this Agreement shall settle, compromise, discharge or consent to an entry of judgment with respect to a claim or liability subject to indemnification under this Article 11 without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the indemnifying party may agree without the prior written consent of the indemnified party to any settlement, compromise, discharge or consent to an entry of judgment in each case that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such claim and which unconditionally releases the indemnified party from all liability in connection with such claim and which, in the case of Purchaser as an indemnified party, does not materially impair Purchaser’s use or enjoyment of any of its Real Property.

(e)     Notwithstanding anything to the contrary contained in this Agreement:

(i)      an indemnifying party shall not be liable under this Section 11.1, other than in respect of Sections 11.1(a)(iii), 11.1(a)(iv) and 11.1(b)(iii), for any Losses sustained by the indemnified party unless and until the aggregate amount of all indemnifiable Losses sustained by the indemnified party other than in respect of Sections 11.1(a)(iii), 11.1(a)(iv) and 11.1(b)(iii) shall exceed $250,000, in which event the indemnifying party shall provide indemnification hereunder in respect of all such indemnifiable Losses in excess of $250,000; provided, however, that any individual items where the loss relating thereto is less than $25,000 shall not be aggregated for purposes hereof; and provided, further, that the maximum aggregate amount of indemnification payments payable by Seller or Purchaser pursuant to this Section 11.1, other than in respect of Sections 11.1(a)(iii), 11.1(a)(iv) and 11.1(b)(iii), shall be $1.0 million.

(ii)     Seller shall not be liable under Section 11.1(a)(iv) for any Losses sustained by the indemnified party unless and until the aggregate amount of all indemnifiable Losses sustained by the indemnified party in respect thereof shall exceed $250,000, in which event Seller shall provide indemnification hereunder in respect of all such indemnifiable Losses in excess of $250,000; provided, however, that any individual items where the loss relating thereto is less than $25,000 shall not be aggregated for purposes hereof; and provided, further, that the maximum aggregate amount of indemnification payments payable by Seller pursuant to Section 11.1(a)(iv) shall be $1.0 million.

(iii)     In no event shall either party hereto be entitled to consequential or punitive damages or damages for lost profits in any action relating to the subject matter of this Agreement.

(f)     Notwithstanding the foregoing, if a third party claim includes or would reasonably be expected to include both a claim for Taxes that are Liabilities pursuant to Section 2.2(a)(vii) (“Purchaser Taxes”) and a claim for Taxes that are not Liabilities pursuant to Section 2.2(a)(vii) (“Seller Taxes”), and such claim for Seller Taxes is not separable from such a claim for Purchaser Taxes, Purchaser (if the claim for Purchaser Taxes exceeds or reasonably would be expected to exceed in amount the claim for Seller Taxes) or otherwise Seller (Seller or Purchaser, as the case may be, the “Controlling Party”) shall be entitled to control the defense of such third party claim (such third party claim, a “Tax Claim”).  In such case, the other party (Seller or Purchaser, as the case may be, the “Non-Controlling Party”) shall be entitled to participate fully (at the Non-Controlling Party’s sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed).  The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the Tax Claim that are Seller Taxes and that are Purchaser Taxes.

(g)     Purchaser shall not have any right to indemnification under Section 11.1(a)(iv) unless (i) Purchaser promptly informs Seller of Purchaser's discovery of any hazardous substances and (ii) Purchaser sends Seller a written notice of claim for indemnification specifying with reasonable particularity the nature, extent and location of the hazardous substances within forty-five (45) calendar days of Purchaser's discovery of same.  Prior to Purchaser incurring any indemnifiable costs under Section 11.1(a)(iv), Purchaser shall submit a remediation plan and detailed cost estimate for Seller's reasonable review and approval. Seller shall also have the right, at its sole option, to remove or otherwise remediate any such hazardous substances from the applicable Owned Real Property, in which case Purchaser shall have no right to indemnification for such hazardous substances (provided that Seller notifies Purchaser, within thirty (30) calendar days from receipt of Purchaser's claim for indemnification, of Seller's intention to do so and provided Seller shall, without unreasonable delay, remove or remediate such hazardous substances).

11.2     Exclusivity.  After the Closing, except as expressly set forth in Sections 2.5, 4.9 and 8.3, and except in the case of common law fraud relating to the entry into this Agreement, this Article 11 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby; provided that it is understood and agree that the foregoing shall not prevent a party from obtaining specific performance, injunctive relief or any other available non-monetary equitable remedy.

11.3     AS-IS Sale; Waiver of Warranties.  Except as set forth in Article 5 and Section 8.1, Purchaser acknowledges that the Assets and Liabilities are being sold and accepted on an “AS-IS-WHERE-IS” basis, and are being accepted without any representation or warranty.  As part of Purchaser’s agreement to purchase and accept the Assets and Liabilities AS-IS-WHERE-IS, and not as a limitation on such agreement, TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER HEREBY DISCLAIMS AND PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS PURCHASER MIGHT HAVE AGAINST SELLER OR ANY PERSON DIRECTLY OR INDIRECTLY CONTROLLING SELLER REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR TYPE, RELATING TO THE ASSETS AND LIABILITIES INCLUDING, BUT NOT LIMITED TO, THE LOANS AND/OR THE COLLATERAL THEREFOR EXCEPT THOSE SET FORTH IN ARTICLE 5 AND SECTION 8.1.  SUCH WAIVER AND RELEASE IS, TO THE FULLEST EXTENT PERMITTED BY LAW, ABSOLUTE, COMPLETE, TOTAL AND UNLIMITED IN EVERY WAY.  SUCH WAIVER AND RELEASE INCLUDES TO THE FULLEST EXTENT PERMITTED BY LAW, BUT IS NOT LIMITED TO, A WAIVER AND RELEASE OF EXPRESS WARRANTIES (EXCEPT THOSE SET FORTH IN ARTICLE 5 AND SECTION 8.1), IMPLIED WARRANTIES, WARRANTIES OF FITNESS FOR A PARTICULAR USE, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF HABITABILITY, STRICT LIABILITY RIGHTS AND CLAIMS OF EVERY KIND AND TYPE, INCLUDING BUT NOT LIMITED TO CLAIMS REGARDING DEFECTS WHICH WERE NOT OR ARE NOT DISCOVERABLE, ALL OTHER EXTANT OR LATER CREATED OR CONCEIVED OF STRICT LIABILITY OR STRICT LIABILITY TYPE CLAIMS AND RIGHTS.

ARTICLE 12

MISCELLANEOUS

12.1     Survival.  The parties’ respective representations and warranties contained in this Agreement shall survive until the first anniversary of the Closing Date, and thereafter neither party may claim any Loss in relation to a breach thereof; provided, however, that each of the representations and warranties of Seller set forth in Section 5.8 insofar as such Section may relate to one or more Loans, shall survive the Closing Date for a period of one hundred twenty (120) calendar days, and thereafter neither party may claim any damage for breach thereof.  The agreements and covenants contained in this Agreement shall not survive the Closing except to the extent expressly contemplating performance thereafter.

(b)     No claim based on any breach of any representation or warranty shall be valid or made unless notice with respect thereto is given to the indemnifying party in accordance with this Agreement on or before the date specified in Section 11.1(c).

12.2     Assignment.  Neither this Agreement nor any of the rights, interests or obligations of either party may be assigned by either party hereto without the prior written consent of the other party, and any purported assignment in contravention of this Section 12.2 shall be void.  Purchaser further agrees not to sell, transfer or assign any of the Loans prior to the Closing Date.

12.3     Binding Effect.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.4     Public Notice.  Prior to the Closing Date, neither Purchaser nor Seller shall directly or indirectly make or cause to be made any press release for general circulation, public announcement or disclosure or issue any notice or general communication to employees with respect to any of the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).  Purchaser and Seller each agree that, without the other party’s prior written consent, it shall not release or disclose any of the terms or conditions of the transactions contemplated herein to any other person.  Notwithstanding the foregoing, each party may make such public disclosure as, based on the advice of its counsel, may be required by law or as necessary to obtain the Regulatory Approvals.

12.5     Notices.  All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:

If to Seller:	Legacy Banks 99 North Street
Pittsfield, Massachusetts 01201
Attention:	J. Williar Dunlaevy Patrick Sullivan

With a copy to:	Berkshire Hills Bancorp, Inc. 24 North Street
Pittsfield, Massachusetts 01201
Attention: Wm. Gordon Prescott

and	Luse Gorman Pomerenk & Schick
5335 Wisconsin Avenue, N.W., Suite 780
Washington, D.C. 20015 Attention: Marc P. Levy

If to Purchaser:	NBT Bank, NA
52 S. Broad Street
Norwich, NY 13815
Attention: Michael J. Chewens, CFO

With a copy to:	F. Sheldon Prentice, Esq.
NBT Bank, NA
52 S. Broad Street
Norwich, NY 13815

or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.  Any notices shall be in writing, including telegraphic or facsimile communication, and may be sent by registered or certified mail, return receipt requested, postage prepaid, or by fax, or by overnight delivery service.  Notice shall be effective upon actual receipt thereof.

12.6     Expenses.  Except as expressly provided otherwise in this Agreement, each party shall bear any and all costs and expenses which it incurs, or which may be incurred on its behalf, in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate Regulatory Authorities.

12.7     Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and entirely to be performed in such commonwealth and without regard to its principles of conflict of laws.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any state court sitting in Pittsfield, Massachusetts, or any federal court having jurisdiction over Berkshire County, Massachusetts.

12.8     Waiver of Jury Trial.  The parties hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise.  The parties hereby further agree and consent that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

12.9     Entire Agreement; Amendment.  This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters which agreements or understandings shall be of no force or effect for any purpose; provided, however, that the terms of any confidentiality agreement between the parties hereto previously entered into, to the extent not inconsistent with any provisions of this Agreement, shall continue to apply.

(b)     This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest.  The waiver of any beach of any provision under this Agreement by any party shall not be deemed to be waiver of any preceding or subsequent breach under this Agreement.  No such waiver shall be effective unless in writing.

12.10     Third Party Beneficiaries.  Except as expressly provided in Section 11.1, this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than Seller and Purchaser.

12.11     Counterparts; Delivery.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

12.12     Headings.  The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

12.13     Severability.  If any provision of this Agreement, as applied to any party or circumstance, shall be judged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.

12.14     Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the P&A Transaction was not consummated), and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the P&A Transactions, subject to the terms and conditions of this Agreement).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

LEGACY BANKS

By:	/s/ J. Williar Dunlaevy
Name: J. Williar Dunlaevy
Title: Chairman of the Board

BERKSHIRE HILLS BANCORP, INC., solely for purposes of Section 7.10

By:	/s/ Michael P. Daly
Name: Michael P. Daly
Title: President and Chief Executive Officer

NBT BANK, NA

By:	/s/ Michael J. Chewens
Name: Michael J. Chewens
Title: Chief Financial Officer